    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 1998



                                            REGISTRATION STATEMENT NO. 333-59285

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          DECTRON INTERNATIONALE INC.
          (Name of small business issuer as specified in its charter)
                         ------------------------------

                 CANADA                                     1711                                      N/A
    (State or other jurisdiction of             (Primary Standard Industrial                (IRS Employer I.D. No.)
     incorporation or organization)             Classification Code Number)

                            ------------------------

                           NESS LAKDAWALA, PRESIDENT
                               4300 POIRIER BLVD.
                            MONTREAL, QUEBEC H4R 2C5
                                 (514) 334-9609

(Address and telephone number of principal executive offices and principal place of business)
                         ------------------------------

                             ARTHUR S. MARCUS, ESQ.
                          GERSTEN, SAVAGE, KAPLOWITZ &
                                FREDERICKS, LLP
                              101 EAST 52ND STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 752-9700
           (Name, address and telephone number of agent for service)
                         ------------------------------

                                   Copies to:

          JAY M. KAPLOWITZ, ESQ.                       GREGORY SICHENZIA, ESQ.
          Arthur S. Marcus, Esq.                      Richard A. Friedman, Esq.
        GERSTEN, SAVAGE, KAPLOWITZ                 SICHENZIA, ROSS & FRIEDMAN LLP
             & FREDERICKS, LLP                          135 West 50th Street
      101 East 52nd Street, 9th floor                 New York, New York 10020
         New York, New York 10022                          (212) 664-1200
              (212) 752-9700                            (212) 664-7329 (fax)
           (212) 752-9713 (fax)

                            ------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement. If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                            PROPOSED
                                                                            MAXIMUM             PROPOSED           AMOUNT OF
             TITLE OF EACH CLASS OF                   AMOUNT BEING       OFFERING PRICE         MAXIMUM           REGISTRATION
           SECURITIES BEING REGISTERED                 REGISTERED       PER SECURITY(1)      OFFERING PRICE           FEE
Common Stock, no par value.......................     1,150,000(2)           $8.00             $9,200,000            $2,714
Common Stock Purchase Warrants...................     1,150,000(3)           $.125              $143,750             $42.41
Common Stock issuable upon exercise of
  Warrants.......................................     1,150,000(4)           $9.20            $10,580,000          $3,121.10
Underwriters' Warrants...........................       100,000              $.001              $100 (5)
Common Stock Issuable on Exercise of
  Underwriters' Warrants.........................       100,000              $13.20            $1,320,000           $389.40
Warrants Issuable upon Exercise of Underwriters'
  Warrants.......................................       100,000             $.20625             $20,625              $6.08
Common Stock Issuable on Exercise of the Warrants
  in the Underwriter's Warrant...................      100,000(4)            $9.20              $920,000            $271.40
      Total:.....................................                                                                 $6,544.39(6)


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

(2) Includes up to 150,000 shares of Common Stock issuable upon exercise of the Underwriters' over- allotment option.

(3) Includes up to 150,000 Warrants issuable upon exercise of the Underwriters' over-allotment option.

(4) Pursuant to Rule 416, this Registration Statement also covers an indeterminable number of additional shares of Common Stock issuable as a result of any future anti-dilution adjustments in accordance with the terms of the Warrants.

(5) No fee due pursuant to Rule 457(g).


(6) $6,424.55 previously paid.

                  SUBJECT TO COMPLETION, DATED AUGUST 26, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                          DECTRON INTERNATIONALE INC.
                        1,000,000 SHARES OF COMMON STOCK
              1,000,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

    DECTRON INTERNATIONALE INC. (the "Company") is hereby offering (the "Offering"), separately and not as units, 1,000,000 shares of the Company's common stock, no par value (the "Common Stock"), and 1,000,000 redeemable Common Stock purchase warrants (the "Warrants"). The Common Stock and the Warrants will be offered through J.P. Turner & Company., L.L.C. and Klein Maus and Shire Incorporated ("Underwriters"). The Common Stock and the Warrants offered hereby will be separately tradeable immediately upon issuance and may be purchased separately. Each of the Warrants entitles the registered holder thereof to purchase one share of Common Stock at a price of $9.20 per share, subject to adjustment in certain circumstances, at any time during the four year period
commencing       , 1999 and ending on       , 2003 [five years from the
effective date]. The Warrants are subject to redemption by the Company at $.125
per Warrant at any time commencing       , 1999 [one year from the effective
date] (or sooner with the consent of J.P. Turner & Company, LLC.) on not less than 30 days prior written notice to the holders of the Warrants, provided the last sale price of the Common Stock has been at least $16.00 for 30 consecutive trading days ending on the third day prior to the date on which the Company gives notice of redemption. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption.


    Prior to the Offering, there has been no public market for the Common Stock and Warrants and no assurance can be given that any such market will develop upon completion of the Offering. The Company is applying for quotation of the Common Stock and Warrants on The Nasdaq National Market under the symbols "DECTF" and "DECWF," respectively, and listing on the Boston Stock Exchange under the symbols "DEC" and "DECW," respectively. The initial public offering price of the Common Stock and the Warrants and the exercise price and other terms of the Warrants have been determined by negotiation between the Company and the Underwriters (for which J.P. Turner & Company, L.L.C. is the "Representative") and do not necessarily bear any relation to the Company's earnings, assets, book value, net worth or any other recognized criteria of value. See "Underwriting."



      AN INVESTMENT IN THE SHARES OF COMMON STOCK AND WARRANTS OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK
             FACTORS" COMMENCING ON PAGE 8 AND DILUTION ON PAGE 15.

                           --------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                                                  UNDERWRITING
                                                                                 DISCOUNTS AND        PROCEEDS TO
                                                           PRICE TO PUBLIC(1)    COMMISSIONS(1)        COMPANY(2)
Per Share................................................        $8.00                $.80               $7.20
Per Warrant..............................................        $.125               $.0125              $.1125
Total(3).................................................      $8,125,000           $812,500           $7,312,500


(1) Does not include additional compensation payable to the Underwriters, consisting of (i) a non-accountable expense allowance ("Non-Accountable Expense Allowance") equal to 3% of the gross offering proceeds, or $243,750 ($280,312.50 if the Underwriters' Over-Allotment Option is exercised in full), of which $50,000 has been paid to date, (ii) warrants to be sold to the Underwriters (the "Underwriters' Warrants") to purchase up to 100,000 shares of the Common Stock and 100,000 Warrants, and (iii) a $96,000 consulting fee payable to the Representative upon the Closing of this Offering. In addition, the Company also agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."


(2) After deducting discounts and commissions payable to the Underwriters, but before deducting the Underwriters' Non-Accountable Expense Allowance, or the other expenses of the Offering, estimated at $773,350 payable by the Company. See "Underwriting."

(3) The Company has granted the Underwriters an option, exercisable for 45 days after the date the Securities and Exchange Commission declares the Company's registration statement effective (the "Effective Date") to purchase up to an additional 150,000 shares of Common Stock and 150,000 Warrants solely for the purpose of covering over-allotments, if any (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $9,343,750, $934,375 and $8,409,375. See "Underwriting."

    The Shares and Warrants are being offered by the Underwriters on a "firm commitment" basis, when, as and if delivered to and accepted by the Underwriters, subject to prior sale, and other conditions and legal matters. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject orders, in whole or in part, for the purchase of any of the securities offered notwithstanding tender by check or otherwise. It is expected that delivery of the certificates representing the Shares and Warrants will be made against payment therefor at the offices of J.P. Turner & Company, L.L.C., 3340 Peachtree Road, Suite 450, Atlanta, Georgia 30326.

J.P. TURNER & COMPANY, L.L.C.                  KLEIN MAUS AND SHIRE INCORPORATED

                                        , 1998

    THE COMPANY INTENDS TO FURNISH ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING AUDITED FINANCIAL STATEMENTS AND TO MAKE AVAILABLE QUARTERLY REPORTS FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR CONTAINING UNAUDITED INTERIM FINANCIAL STATEMENTS.

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OR WARRANTS OFFERED HEREBY, INCLUDING PURCHASES OF THE COMMON STOCK OR WARRANTS TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK OR WARRANTS TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK OR WARRANTS MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA. THE SECURITIES ARE NOT BEING OFFERED FOR SALE AND MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN CANADA, OR TO ANY RESIDENT THEREOF, IN VIOLATION OF THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA.

          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

    The Company and its officers, directors and auditors are residents of Canada and consequently substantially all of the assets of the Company are or may be located outside the United States. As a result, service of process may be effected upon the Company through the offices of Gersten, Savage, Kaplowitz & Fredericks, LLP in New York, but it may be difficult for investors to effect service of process within the United States upon non-resident officers and directors, or to enforce against them judgments obtained in the United States courts predicated upon the civil liability provision of the Securities Act of 1933, as amended ("Securities Act") or state securities laws. The Company believes that a judgment of a United States court predicated solely upon civil liability under the Securities Act would probably be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. However, there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws. If investors have questions with regard to these issues, they should seek the advice of their individual counsel. The Company has also been informed by its Canadian legal counsel Shaffer & Associates that, pursuant to the Currency Act (Canada), a judgment by a court in any Province of Canada may only be awarded in Canadian currency. However, a court in the Province of Quebec may give effect to the manner of conversion to Canadian currency of an amount in a foreign currency, where such manner of conversion is provided for in an obligation enforceable in Quebec.

                               EXCHANGE RATE DATA

    The Company maintains its books of account in Canadian dollars, but has provided the financial data in this Prospectus in United States dollars with its audit conducted in accordance with generally accepted accounting principles in the United States of America. All references to dollar amounts in this Prospectus, unless otherwise indicated, are in United States dollars.

    The following table sets forth, for the periods indicated, certain exchange rates based on the noon buying rate in New York City for cable transfers in Canadian dollars. Such rates are the number of United States dollars per one Canadian dollar and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. The average exchange rate is based on the average of the exchange rates on the last day of each month during such periods. On August , 1998, the exchange rate was Cdn$1.00 per US$


                                                                            YEAR ENDED DECEMBER 31
                                                             -----------------------------------------------------
                                                               1993       1994       1995       1996       1997
                                                             ---------  ---------  ---------  ---------  ---------
RATE AT END OF PERIOD......................................  $  0.7576  $  0.7143  $  0.7353  $  0.7299  $  0.6991
AVERAGE RATE DURING PERIOD.................................     0.7752     0.7299     0.7299     0.7353     0.7223
HIGH.......................................................     0.7416     0.7092     0.7009     0.7212     0.6945
LOW........................................................     0.8065     0.7642     0.7533     0.7526     0.7493

    The following discussion should be read in conjunction with the preceding Selected Financial Data and the Company's Financial Statements and the Notes thereto and the other financial data included elsewhere in this Prospectus. This Prospectus contains forward-looking statements regarding the plans and objectives of management for future operations. The forward-looking statements included herein are based on current expectations and assumptions that involve numerous risks and uncertainties. Although management believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION, INCLUDING FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY AND CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS." AS USED HEREIN, UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, THE TERM THE "COMPANY" REFERS TO DECTRON INTERNATIONALE, INC. ("DECTRON INTERNATIONALE"), ITS WHOLLY-OWNED SUBSIDIARY DECTRON INC. ("DECTRON"), AND DECTRON'S WHOLLY-OWNED SUBSIDIARIES FIBER MOBILE LTD. ("KLAASCO"), REFPLUS INC. ("REFPLUS"), THERMOPLUS AIR INC. ("THERMOPLUS") AND DECTRON USA, INC. ("DECTRON USA"). THIS CORPORATE STRUCTURE, AS DISCUSSED IN MORE DETAIL BELOW, GIVES EFFECT TO A CORPORATE RESTRUCTURING (THE "RESTRUCTURING") THAT WAS COMPLETED IMMEDIATELY PRIOR TO THE DATE OF THIS PROSPECTUS. SEE "BACKGROUND" AND "BUSINESS-- CORPORATE RESTRUCTURING." UNLESS OTHERWISE INDICATED, ALL DOLLAR AMOUNTS ARE STATED IN UNITED STATES DOLLARS. SEE "EXCHANGE RATE DATA."

THE COMPANY

    The Company, which is located primarily in and around Montreal, Quebec, Canada, is comprised of several separate operating subsidiaries that together manufacture and supply an extensive array of products for the dehumidification, refrigeration, air conditioning and indoor air quality ("IAQ") markets. The products manufactured and supplied include mechanical dehumidifiers and energy recovery systems through Dectron, and refrigeration and air conditioning systems through RefPlus and ThermoPlus. ThermoPlus has also just recently introduced a new line of air filtration products. Klaasco is responsible for producing the bulk of the Company's special steel enclosures, electrical control panels, and other steel products. However, each of the Company's manufacturing subsidiaries has the capability of doing its own sheet metal work, and, except for Klaasco, the ability to produce its own heat transfer coils.

    Management believes that it has structured the Company in such a way that, other than with respect to the raw materials required to make the components for its products and certain specialty products, the Company is not dependent on outside suppliers for fabricated parts for its products. The Company has invested significant resources in its manufacturing equipment and as a result the Company can manufacture the most important components for any of its fabricated products, regardless of whether the product is standard or a custom design.

    DECTRON

    Dectron, the largest of the subsidiaries, was incorporated in 1977 to develop, manufacture and market standard and custom design dehumidification equipment. After extensive research and development, Dectron introduced a line of indoor pool and commercial dehumidifiers under its DRY-O-TRON-TM- trademark. The product line has experienced tremendous success in North America and as a result has allowed the Company to become, in the opinion of management, the leader in North America's indoor pool dehumidification business. Management believes that the Company is now one of North America's leading manufacturers of dehumidification and closed looped energy recyclers.

    Dectron's standard products are now primarily manufactured by ThermoPlus. As a result, Dectron focuses its own manufacturing operations on the manufacture of its customized dehumidification systems. Management believes that the customized product market is where the Company's competitive advantage is most evident. Ordinarily, with a customized product, it is often very difficult to commit to an aggressive delivery date for the finished product. However, since the Company manufactures most of the component parts in-house, it is able to commit to an aggressive delivery schedule. The Company has taken the necessary steps to align itself with several suppliers of its raw materials so that it is not dependent on any one supplier. In addition, the Company keeps in storage a sufficient inventory of raw material to supply its immediate needs. Some of the Company's customized product customers include Celebration City, Walt Disney World in Florida and the Goodwill Games which were held in Atlanta, Georgia.

    Dectron, through its subsidiary Dectron USA, operates a sales office in the United States which is located in Roswell, Georgia. This office supports the efforts of Dectron's network of trained manufacturer's representatives who sell Dectron's products throughout the United States. Dectron also has sales representatives throughout Canada and overseas. The Company invites its independent sales representatives and their technicians to be trained and certified by Dectron's own technical staff at no cost to the attendees at a training school run by the Company. Management uses the training school to both market its products and demonstrate to potential buyers, first hand, the technical excellence its employees have to offer as a service to its customers. Management believes that customer service and technical expertise are a large part of what sets the Company apart from its competitors. The Company also markets its products in trade magazines, through industry associations and by attending trade shows where it displays and demonstrates many of its products.

    REFPLUS

    Refplus was incorporated in 1993 to manufacture high quality modular commercial and industrial refrigeration and air conditioning equipment for commercial and special applications. Its products include refrigeration systems, condensers, coils, walk-in storage coolers and freezers. In addition, RefPlus manufactures all of the heat transfer coils used by Dectron. RefPlus' primary customers are supermarkets and convenience or grocery stores. RefPlus' product line, which has recently been revamped and is now designed around hydrofluorocarbon refrigerants ("HFC"), features high quality products intended to meet the needs of a broad range of customers. See "Industry Overview."

    Since inception, RefPlus has manufactured some complex refrigeration systems for application in fruit storage facilities, industrial baking facilities and blast chillers for meat processing plants. Management believes that the Company's RefPlus product lines offer an excellent opportunity for future expansion. See "Expansion Plans."

    RefPlus has a small network of sales representatives in Canada, however, the majority of its sales are conducted through a network of independent wholesalers.

    THERMOPLUS

    In 1987, Keepkool Transfert de Chaleur Inc. ("Keepkool"), the former parent company of Thermoplus, purchased the manufacturing facilities of York International in St-Jerome, Quebec. Keepkool was owned by a group of investors active in the heating, ventilation and air-conditioning ("HVAC") industry, which group included Ness Lakdawala, the Company's President and Chief Executive Officer. The Company acquired Thermoplus from Keepkool as part of the Restructuring. See "Business-- Corporate Restructuring." Since inception, Thermoplus has introduced and sold a variety of' HVAC product lines through a network of Canadian wholesalers. In 1995, ThermoPlus introduced specialized product lines in the field of dehumidification and specialized air conditioning.

    ThermoPlus' present product lines include dehumidification equipment, water source air conditioners and heat pumps, portable or mobile air conditioning equipment, industrial air handlers and air to fluid heat exchangers. These product lines are sold through a network of Canadian wholesalers and HVAC representatives. Although ThermoPlus' products are sold throughout North America, with some exports outside of North America, the majority of its revenues are derived from sales to Dectron and Refplus. Management believes that it is capable of increasing both sales and manufacturing output of Thermoplus. See "Expansion Plans."

    In keeping with the Company's strategic plan to expand into the IAQ market segment, Thermoplus has recently introduced a new engineered line of IAQ air filtration products.

    KLAASCO

    Klaasco, which was acquired by the Company in 1989, has been manufacturing a wide range of metal products for more than 20 years. Most of its product demand has been special enclosures, electrical control panels, control room consols, shelters and busbars. Although most of Klaasco's products are manufactured for Dectron, Inc., it does manufacture some metal products for sales outside of the Company.

    Management believes that the acquisition of Klaasco was an important strategic decision and it has given the Company the quality assurance, product control and a significantly greater ability to meet aggressive delivery deadlines.

EXPANSION PLANS

    The Company has grown from a single product and single market company (Dectron) into a group of companies that cover a full range of humidity control, IAQ control, energy recycling and refrigeration products with production potential for both custom engineered and mass produced products. Management believes that the introduction of a complete line of products to penetrate all segments of the IAQ market will put the Company in the unique position of being one of the only fully integrated companies of its kind. Management expects that with a strong sales and marketing strategy to promote these and other subsequent new products, the Company will experience a period of substantial growth, although there can be no assurance thereof. The Company plans to continuously inform its current and new targeted customers about its products through technical seminars, product exhibitions and publication of major events in industry journals.

    The Company intends to strengthen its position in the United States by establishing multiple regional sales and distribution offices. Management believes that the Company's active presence in the United States with Dectron products will allow it to closely track the performance of the Company's products in the market and will help solidify alternate distribution networks for its RefPlus products., although there can be no assurance thereof. Management also intends to aggressively pursue other international markets, starting with South America, followed by the Caribbean and Mexico.

    There is an increased public movement to encourage healthy environments in all public places. HVAC experts agree that the biggest challenge and key to avoiding "sick building syndrome" is to introduce outside air and to filter and remove humidity from said air. The Company has developed a product line of "Make-Up Air Dehumidifiers" that management believes can solve what it perceives as the two main problems in IAQ: moisture and humidity. The Company's products are capable of bringing the required amounts of outdoor air into public areas while at the same time dehumidifying the air, thus addressing the problems of moisture and humidity. The present need for specialized IAQ equipment in North America represents a market estimated by management to be in the multi-million dollar range, in which only a limited number of companies have presently taken the lead. Management believes, although there can be no assurance thereof, that with the Company's team of engineering and design specialists, it can be on the leading edge as a manufacturer and supplier of specialized IAQ equipment into the next century.

CORPORATE STRUCTURE

    The Company was incorporated on March 3, 1998 to become the holding company for Dectron and its operating subsidiaries RefPlus, ThermoPlus, Dectron USA and Klaasco. As of the date of this Prospectus, the Company's corporate structure is as follows:


                                [LOGO]

CORPORATE RESTRUCTURING



    Immediately prior to the effective date of the Registration Statement of which this Prospectus forms a part, the Company restructured its corporate structure ("Restructuring"). In order to complete the Restructuring, (i) Dectron, which prior to the Restructuring owned a majority interest in Refplus, acquired the minority interests in Refplus, which included both common stock and preferred stock (and assumed Refplus' loan payables of approximately Cdn$125,000, which amount is reflected in the combined financial statements which are contained/set forth elsewhere in this Prospectus and is included in the Cdn$1,149,050 number mentioned below) in exchange for 46,875 shares of the Company's Common Stock and Cdn$102,503; (ii) Dectron acquired all of the outstanding securities of Thermoplus, which included both Common Stock and preferred stock, and assumed Thermoplus' parent company's loan payables (approximately Cdn$497,000, which amount is included in the Cdn$1,149,050 number mentioned below) in exchange for 145,965 shares of the Company's Common Stock and Cdn$423,738, and (iii) the Company acquired all of the issued and outstanding securities of Dectron in exchange for 1,557,159 shares of the Company's Common Stock. The shares of Dectron, Inc. were owned by 159653 Canada, Inc. which was a holding company beneficially owned by Mr. Lakdawala. The Refplus and Thermoplus' parent company's loans payable represent the repayment of loans made to such companies. In connection with the Restructuring, the Company issued 1,750,000 shares of Common Stock and promissory notes in the aggregate amount of Cdn$1,149,050. Of this amount, Cdn$557,050 (or approximately U.S.$400,000) will be repaid out of the proceeds of this Offering. See "Use of Proceeds." Of these amounts, an aggregate amount of 1,693,044 shares of Common Stock and promissory notes in the aggregate amount of Cdn$592,000 were issued to Ness Lakdawala, the Company's President, and his affiliates. The Cdn$592,000 payable to Mr. Lakdawala and his affiliates will be paid monthly (in 12 equal installments) commencing three months after the Closing of this Offering, without interest, out of the Company's cash flow.

    Mr. Lakdawala and his affiliates received their 1,693,044 shares of the Company for contributing their interest in the Company's subsidiaries. Specifically, Mr. Lakdawala's affiliate received 1,557,159 shares in exchange for 100% of 159653 Canada Inc., which owned 100% of Dectron, Inc. prior to the Restructuring; 117,606 shares for a portion of their shares of KeepKool Transfer de Chaleur Inc. ("KeepKool") which represented 86% of KeepKool (KeepKool owned 94% of Thermoplus Air, Inc. prior to the Restructuring); and 18,279 shares for his shares of 3294242 Canada Inc. which represented 61% of 3294242 (3294242 owned 49.99% of Refplus, Inc. prior to the Restructuring). Dectron Inc. owned 50.01% of Refplus Inc. prior to the Restructuring. The two promissory notes totaling Cdn$592,000 were issued to Mr. Lakdawala and his affiliates in exchange for Cdn$222,000 of debt owed to Mr. Lakdalawa by KeepKool and Cdn$370,000 for a portion of his shares of KeepKool.

                                  THE OFFERING


Common Stock Offered..............  1,000,000 shares of Common Stock
Warrants Offered..................  1,000,000 Warrants. Each Warrant entitles the holder to purchase one share of Common Stock. See "Description of
                                    Securities."
Offering Prices...................  $8.00 per share of Common Stock
                                    $0.125 per Warrant
Common Stock Outstanding
  Prior to the Offering(1)........  1,750,000
  After the Offering(1)(2)........  2,750,000
Warrants Outstanding:
  Prior to the Offering...........  0
  After the Offering(2)...........  1,000,000
Terms of Warrants:
  Exercise Price..................  The exercise price is $9.20 per share, subject to adjustment in certain circumstances
  Exercise Period.................  The Warrants are exercisable for a period of four years
                                    commencing on             , 1999 and expiring on
                                                , 2003.
Redemption........................  The Warrants are redeemable by the Company, commencing
                                                , 1999 (or sooner with the consent of the
                                    Representative), at a redemption price of $.125 per
                                    Warrant on not less than 30 days written notice, provided
                                    that the last sale price per share of Common Stock, for
                                    30 consecutive trading days ending on the third business
                                    day prior to the date of the redemption notice, is at
                                    least $16.00, subject to adjustment for certain events.
                                    See "Description of Securities --Warrants."
Risk Factor.......................  The securities offered hereby involve a high degree of risk and immediate substantial dilution to public
                                    investors. See "Risk Factors" and "Dilution."
Use of Proceeds...................  The net proceeds of the Offering will be used primarily for research and development, repayment of certain
                                    indebtedness, acquisition of additional personnel, sales
                                    and marketing and for working capital and general
                                    corporate purposes, including possible acquisitions. See
                                    "Use of Proceeds."
Proposed NASDAQ Symbols(3)........  Common Stock: DECTF
                                    Warrants:      DECWF
Proposed BSE Symbols(3)...........  Common Stock: DEC
                                    Warrants:      DECW


------------------------

(1) Does not include (i) up to 200,000 shares of Common Stock issuable upon exercise of the Underwriters' Warrants and the Warrants contained therein, and (ii) an aggregate of 500,000 shares of Common Stock reserved for issuance upon the exercise of options available for future grant under the Company's 1998 Stock Option Plan (the "Plan"), none of which have been granted. See "Management-Stock Option Plan."

(2) Assumes no exercise of the Over-Allotment Option or Underwriters' Warrants or the exercise of the Warrants offered hereby.

(3) The proposed Nasdaq and Boston Stock Exchange symbols do not imply that a liquid and active market will develop or be sustained for the Common Stock or Warrants upon completion of the Offering.

SUMMARY COMBINED FINANCIAL INFORMATION

    The following summary financial information has been derived from the financial statements of the Company. The summary financial information set forth below is qualified by and should be read in conjunction with the financial statements, including the notes thereto and other financial information included elsewhere in this Prospectus.


                                                         SIX MONTHS ENDED JULY 31,
                                                                (UNAUDITED)             YEAR ENDED JANUARY 31,
                                                         --------------------------  ----------------------------
                                                             1997          1998          1997           1998
                                                         ------------  ------------  -------------  -------------
STATEMENT OF OPERATIONS DATA:
Sales..................................................  $  7,688,062  $  9,902,591  $  12,712,413  $  16,370,849
Gross profit...........................................     2,430,565     3,098,911      4,234,128      5,593,489
Income from operations.................................       796,149     1,102,897      1,324,058      1,556,322
Net income.............................................       450,089       607,352        696,778        863,331
Earnings per share.....................................          0.26          0.35           0.40           0.49
Number of Shares assumed for calculation...............     1,750,000     1,750,000      1,750,000      1,750,000


                                                                                           AT JULY 31, 1998
                                                                                     -----------------------------
                                                                                              (UNAUDITED)

                                                                                        ACTUAL      AS ADJUSTED(1)
                                                                                     -------------  --------------
BALANCE SHEET DATA:
Working capital....................................................................  $   1,411,664   $  7,076,973
Total assets.......................................................................     12,879,534     18,639,473
Long-term debt.....................................................................      2,037,155      1,709,608
Total liabilities..................................................................      9,915,957      9,390,851
Stockholders' equity...............................................................      2,963,577      9,248,622


------------------------


(1) As adjusted to reflect the sale by the Company of the 1,000,000 shares of Common Stock and 1,000,000 Warrants offered hereby and the application of the net proceeds therefrom. Also reflects results of the Restructuring (as such term is hereinafter defined) with the assumption of additional debt of $688,079 (or Cdn$1,149,050 less Cdn$125,000 already reflected in the combined financial statements contained elsewhere in this Prospectus) plus the repayment in part of said debt in the amount of $400,000. In addition, the "as adjusted" number reflects additional goodwill of $94,630. See "Use of Proceeds" and "Business--Corporate Restructuring."

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE IN NATURE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

    UNCERTAINTY OF MARKET ACCEPTANCE. The business segments in which the Company competes are extremely competitive. Although the Company seeks to establish its products as the preferred solution for IAQ problems, demand and market acceptance for newly introduced products and services, such as ThermoPlus' new Air Filtration and Purification product line, is subject to a high level of uncertainty. The Company has not yet commenced significant marketing activities relating to its new product lines. Potential customers may elect to utilize other products which they believe to be more efficient or have other advantages over the Company's products, or may otherwise be reluctant to purchase the Company's products. Achieving market acceptance for the Company's products will require substantial marketing efforts and expenditure of significant funds to create awareness and demand by potential consumers as to the perceived benefits and distinctive characteristics of the Company's products. There can be no assurance that the Company will have available funds or other resources necessary to achieve such acceptance. See "Use of Proceeds" and "Business -- Sales and Marketing."

    RISKS RELATED TO PROPOSED EXPANSION; RISKS RELATING TO FOREIGN
OPERATIONS. The Company intends to pursue a strategy of expansion through acquisitions of existing companies engaged in businesses related to the Company's operations and expansion of its current business into new territories. Successful expansion of the Company's operations will be dependent on the Company's ability to, among other things, (i) achieve significant market acceptance for its products, (ii) hire and retain skilled management, marketing, technical, engineering and other personnel, (iii) establish an effective sales organization and enter into satisfactory marketing arrangements, secure adequate sources of supply on a timely basis and on commercially reasonable terms, especially with respect to the Company IAQ products for which the Company does not currently have the capacity to manufacture all material parts, and (iv) successfully manage growth (including monitoring operations, controlling costs and maintaining effective quality controls). As of the date hereof, the Company has no agreements, understandings or commitments and is not engaged in any negotiations with any acquisition candidates. Investors in this Offering will not have an opportunity to evaluate the specific merits or risks of any potential acquisition. In addition, to the extent that the Company enters any new foreign markets, as is currently contemplated, the Company will be subject to all of the risks inherent with foreign trade, including trade restrictions, export duties and tariffs, fluctuations in foreign currencies and international political, regulatory and economic developments affecting foreign trade. There can be no assurance that the Company will be able to successfully expand its operations. See "Expansion Plans."

    COMPETITION The industries in which the Company competes are all highly competitive. The Company competes against a number of local, regional and national manufacturers in each of its business segments, many of which have been in existence longer than the Company and some of which have substantially greater financial resources than the Company. The Company believes that competition from new entrants, especially in the IAQ markets will come, if at all, from large corporations which may be able to compete with the Company on the basis of price and as a result may have a material adverse affect on the results of operations of the Company. In addition, there can be no assurance that other companies will not develop new or enhanced products that are either more effective than the Company's or would render the Company's products non-competitive or obsolete.

    DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent on the experience of its management in the continuing development of its retail operations. The loss of the services of certain of these individuals, particularly Ness Lakdawala, President, Chairman and Chief Executive Officer of the Company, and Reinhold Kittler, Executive Vice President of the Company, would have a material adverse effect on the Company's business. The Company intends to obtain key-man life insurance in the amount of $1,000,000 on the lives of each of Mr. Lakdawala and Mr. Kittler, although there can be assurance thereof, with the Company as the named in each case beneficiary. The Company's future success will depend in part on its ability to attract and retain qualified personnel to manage the development and future growth of the Company. There can be no assurance that it will be successful in attracting and retaining such personnel. The failure to recruit additional key personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

    CONTINUED CONTROL BY MANAGEMENT. Upon completion of this Offering, management of the Company will beneficially own approximately 62% of the Company's outstanding Common Stock. The Company's stockholders do not have the right to cumulative voting in the election of directors. Accordingly, present stockholders will be in a position to exert control over the business and operations of the Company, including the election of all directors of the Company. See "Principal Stockholders."

    DEPENDENCE UPON THIRD-PARTY SUPPLIERS. Although the Company is not dependent on any one supplier, the Company is dependent on the ability of its third-party suppliers to supply the Company's raw materials as well as certain specific component parts. Failure by the Company's third-party suppliers to meet the Company's requirements could have a material adverse effect on the Company. There can be no assurance that the Company's third-party suppliers will dedicate sufficient resources to meet the Company's scheduled delivery requirements or that the Company's suppliers will have sufficient resources to satisfy the Company's requirements during any period of sustained demand. Failure of manufacturers or suppliers to supply, or delays in supplying, the Company with raw materials or certain components, or allocations in the supply of certain high demand raw components could materially adversely affect the Company's operations and ability to meet its own delivery schedules on a timely and competitive basis.

    PATENTS, TRADEMARKS AND PROPRIETARY INFORMATION. The Company holds two United States patents, both related to its swimming pool dehumidifier, and two Canadian patents, one related to its swimming pool dehumidifier and the other relating to the method and apparatus for controlling heat rejection in a refrigeration system. The Company also has trademark protection in both the United States and Canada for the names Dectron-TM- and DRY-O-TRON-TM-. The Company may apply for additional patents relating to other aspects of its products. There can be no assurance as to the breadth or degree of protection which existing or future patents or trademarks, if any, may afford the Company, that any patent or trademark applications will result in issued patents or trademarks, that the Company's patents or trademarks will be upheld, if challenged, or that competitors will not develop similar or superior methods or products outside the protection of any patent issued to the Company. Although the Company believes that its patent and trademarks and the Company's products do not and will not infringe patents or trademarks or violate the proprietary rights of others, it is possible that the Company's existing patent or trademark rights may not be valid or that infringement of existing or future patents, trademarks or proprietary rights may occur. In the event the Company's products infringe patents or proprietary rights of others, the Company may be required to modify the design of its products, change the name of its products or obtain a license for certain technology. There can be no assurance that the Company will be able to do so in a timely manner, upon acceptable terms and conditions, or at all. Failure to do any of the foregoing could have a material adverse effect upon the Company. In addition, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent or trademark infringement or proprietary rights violation action which may be brought against it. Moreover, if the Company's products infringe patents, trademarks or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which also could have a material adverse effect on the Company.

    IMMEDIATE AND SUBSTANTIAL DILUTION. This Offering involves an immediate and substantial dilution to investors. Purchasers of Common Stock in the Offering will incur an immediate dilution of $4.67 per share (assuming no value is ascribed to the Warrants) in the net tangible book value of their investment from the initial public offering price, which dilution amounts to approximately 58% of the initial public offering price per share of Common Stock. Investors in the Offering will pay $8.00 per share, as compared with an average cash price of $1.49 per share of Common Stock paid by existing stockholders.



    BROAD DISCRETION OVER USE OF PROCEEDS. Approximately 59.87% of the net proceeds of this Offering will be applied to working capital and general corporate purposes. Accordingly, management of the Company will have broad discretion over the use of the proceeds. Although the Company may utilize a portion of the net proceeds for potential acquisitions of complementary businesses as of the date hereof, the Company has not identified any particular targets. Stockholders of the Company may have no opportunity to approve specified acquisitions or to review the financial condition of any potential target. Moreover, there can be no assurance that any such acquisition opportunities will become available on terms acceptable to the Company. See "Use of Proceeds."



    CONTINUING INFLUENCE OF UNDERWRITERS. The Underwriters may be able to exert continuing influence on the Company in light of the fact that they have the right to (i) appoint two board members or advisors for a three year period; (ii) receive four year warrants to purchase up to 100,000 shares and 100,000 warrants; (iii) exercise their registration rights; (iv) act as financial consultant to the Company for a two year period whereby it will receive a $96,000 fee and shall provide advisory services related to mergers and acquisitions, corporate finance and other matters and will be entitled to a finder's fee if it acts as an investment banker on certain transactions. In addition, the Company has agreed, for a period of two years from the date of this Prospectus, not to issue any shares of Common Stock, Warrants, options or other rights to purchase Common Stock, without the prior consent of the Representative, subject to certain exceptions. As a result of the above rights and/or restrictions the Underwriters may have significant control over certain activities of the Company.


    CURRENCY FLUCTUATIONS. Although the Company's financial statements included herein are prepared in U.S. dollars, fluctuations in exchange rates between Canadian and United States dollars may have a material adverse effect upon the Company's results of operations. The impact of future exchange rate fluctuations on the Company's results of operations cannot be accurately predicted. To date, the Company has not sought to hedge the risks associated with fluctuation in exchange rates and does not have a policy relating to hedging. There can be no assurance that any hedging techniques that might be implemented by the Company in the future would be successful or that the Company's results of operations will not be materially adversely affected by exchange rate fluctuations.

    ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS. The Company and its officers, directors and auditors are residents of Canada and substantially all of the assets of the Company are or may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon non-resident officers and directors, or to enforce against them judgments obtained in the United States courts predicated upon the civil liability provision of the Securities Act or state securities laws. The Company believes that a judgment of a United States court predicated solely upon civil liability under the Securities Act would probably be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes, although there can be no assurance thereof. However, there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

    INVESTMENT CANADA ACT. The Investment Canada Act is a Federal Canadian statute which regulates the acquisition or control of existing Canadian businesses and the establishment of new Canadian businesses by an entity that is a "non-Canadian," as that term is defined in the Investment Canada Act.

    The Company believes that it is not currently a "non-Canadian" for purposes of the Investment Canada Act. If the Company were to become a "non-Canadian" in the future, acquisitions of control of Canadian businesses by the Company would become subject to the Investment Canada Act. Generally, the direct acquisition by a "non-Canadian" of an existing Canadian business with gross assets of $5,000,000 or more is reviewable under the Investment Canada Act, with a threshold of $168 million for 1996 for "NAFTA investors" as defined under the Investment Canada Act.

    Indirect acquisitions of existing Canadian businesses (with gross assets over certain threshold levels), as well as acquisitions of businesses related to Canada's cultural heritage or national identity (regardless of the value of assets involved), may also be reviewable under the Investment Canada Act. In addition, acquisitions of control of existing investments to establish new, unrelated businesses are not generally reviewable but do require that a notice of the investment be given under the Investment Canada Act. An investment in a new business that is related to the "non-Canadian's" existing business in Canada is not notifiable under the Investment Canada Act unless such investment relates to Canada's cultural heritage or national identity.

    Investments which are reviewable under the Investment Canada Act are reviewed by the Minister, designated as being responsible for the administration of the Investment Canada Act. Reviewable investments may not be implemented prior to the Minister determining that the investment is likely to be of "net benefit to Canada" based on the criteria set out in the Investment Canada Act.

    FORWARD LOOKING STATEMENTS AND ASSOCIATED RISKS. This Prospectus contains certain forward-looking statements, including among others (i) anticipated trends in the Company's financial condition and results of operations, and (ii) the Company's business strategy for managing and expanding its operations. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include (i) changes in external competitive market factors or in the Company's internal budgeting process which might impact trends in the Company's results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the industries in which it operates; and (iv) various competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, there can be no assurance that the events predicted in forward-looking statements contained in this Prospectus will, in fact, transpire.

    AUTHORIZATION AND DISCRETIONARY ISSUANCE OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of an unlimited number of shares of "blank check" preferred stock, with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, and is prohibited from doing so for a period of 24 months from the Effective Date, there can be no assurance that the Company will not do so in the future. See "Description of Securities -- Preferred Stock."

    SHARES ELIGIBLE FOR FUTURE SALE. Of the 2,750,000 shares of Common Stock of the Company to be outstanding upon completion of this Offering, 1,750,000 shares shall be "restricted securities," of which 1,693,044 are owned by "affiliates" of the Company, as those terms are defined in Rule 144 promulgated under the Securities Act. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act. All of the "restricted securities" will be eligible for resale under Rule 144. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the Common Stock is quoted on The Nasdaq Stock Market or a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. Rule 144 also permits a person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least two years to sell such shares without regard to any of the volume limitations described above. Holders of all of such shares of Common Stock are affiliates of the Company. All of the Company's officers and directors who are stockholders have agreed not to sell or otherwise dispose of any of their shares of Common Stock now owned or issuable upon the exercise of any option for a period of 18 months from the Effective Date, without the prior written consent of the Representative. However, such period shall be extended to 36 months for any officer or director whose total compensation is in excess of $100,000 per year, or who owns more than 5% of the Company's outstanding Common Stock. Following the 18 month or 36 month period as applicable, 20% of the securities covered by each lock-up agreement will be released by the Representative annually for a period of five years. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Company's Common Stock prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. See "Shares Eligible for Future Sale."


    EFFECT OF ISSUANCE OF COMMON STOCK UPON EXERCISE OF WARRANTS AND OPTIONS; POSSIBLE ISSUANCE OF ADDITIONAL COMMON STOCK AND OPTIONS. Immediately after the Offering assuming the Underwriters' Over-Allotment Option is not exercised, the Company will have an aggregate of 2,750,000 shares of Common Stock outstanding, an unlimited number of shares of Common Stock authorized but unissued and not reserved for specific purposes and an additional 2,000,000 shares of Common Stock unissued but reserved for issuance pursuant to (i) the Company's 1997 Stock Option Plan, (ii) exercise of the Warrants, (iii) exercise of the Over-Allotment Option and the Warrants underlying the Over-Allotment Option, and
(iv) exercise of the Underwriters' Warrants and the Warrants included therein. All of such shares may be issued without any action or approval of the Company's stockholders. Although there are no present plans, agreements, commitments or undertakings with respect to the issuance of additional shares or securities convertible into any such shares by the Company, any shares issued would further dilute the percentage ownership of the Company held by the public stockholders. The Company has agreed with the Underwriter that, except for the issuances disclosed in or contemplated by this Prospectus and issuances in connection with any merger or acquisition of another entity by the Company, it will not issue any securities without the Underwriters' consent, including but not limited to any shares of Common Stock, for a period of 24 months following the Effective Date, without the prior written consent of the Underwriter. See "Underwriting."

    The exercise of warrants or options and the sale of the underlying shares of Common Stock (or even the potential of such exercise or sale) may have a depressive effect on the market price of the Company's securities. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding warrants and options can be expected to exercise them, to the extent they are able, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the warrants and options. See "Management--Stock Option Plan," "Description of Securities" and "Underwriting."

    NO DIVIDENDS AND NONE ANTICIPATED. To date, no dividends have been declared or paid on the Common Stock, and the Company does not anticipate declaring or paying any dividends in the foreseeable future, but rather intends to reinvest profits, if any, in its business. Investors should, therefore, be aware that it is unlikely that any dividends will be paid on the Common Stock in the foreseeable future. See "Dividend Policy."

    NASDAQ ELIGIBILITY AND MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF COMMON STOCK FROM NASDAQ NATIONAL MARKET SYSTEM. Prior to this Offering, there has been no established public trading market for the Company's Common Stock and Warrants and there is no assurance that a public trading market for the Company's Common Stock and Warrants will develop after the completion of this Offering. If a trading market does in fact develop for the Common Stock and Warrants offered hereby, there can be no assurance that it will be sustained.

    The Company has applied for listing of the Common Stock and Warrants on the Nasdaq National Market upon the Effective Date. The Commission has recently approved new rules imposing criteria for listing of securities on the Nasdaq National Market, including standards for maintenance of such listing. In order to qualify for initial quotation of securities on the Nasdaq National Market, an issuer, among other things, must have at least $6,000,000 in net tangible assets, $8,000,000 in market value of the public float and a minimum bid price of $5.00 per share. For continued listing, an issuer, among other things, must have $4,000,000 in net tangible assets, $5,000,000 in market value of securities in the public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the Nasdaq National Market's maintenance criteria in the future, its Common Stock and Warrants may be delisted from the Nasdaq National Market. In such event, the Company would seek to list its securities on The Nasdaq SmallCap Market, however, if it was unsuccessful, trading, if any, in the Company's Common Stock and Warrants, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or The OTC Bulletin Board. As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Company's Common Stock .

    PENNY STOCK REGULATION. In the event that the Company is unable to satisfy the maintenance requirements for the Nasdaq National Market and its Common Stock falls below the minimum bid price of $5.00 per share for the initial quotation, the Company would seek to list its securities on The Nasdaq SmallCap Market. If it was unsuccessful, trading would be conducted on the "pink sheets" or The OTC Bulletin Board. In the absence of the Common Stock being quoted on Nasdaq, or listed on an exchange, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if the Common Stock is a "penny stock." Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

    The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on Nasdaq, and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

    If the Company's Common Stock and Warrants were to become subject to the regulations applicable to penny stocks, the ability of broker-dealers to sell the Common Stock and Warrants and the ability of purchasers in this Offering to sell their Common Stock and Warrants in the secondary market would be limited, thereby severely affecting the market liquidity of the Common Stock and Warrants. There is no assurance that trading in the Common Stock and Warrants will not be subject to these or other regulations that would adversely affect the market for such securities.

    POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS. The Warrants offered hereby are redeemable, in whole or in part, at a price of $.125 per Warrant (the "Redemption Price"), commencing one year after the date of this Prospectus and prior to their expiration on the fifth anniversary of the date of this Prospectus provided that (i) prior notice of not less than 30 days is given to the Warrantholders, (ii) the last sale price of the Company's Common Stock shall have been at least $16.00 per share for a period not less than 30 consecutive days trading period ending on the third day prior to the date on which the notice of redemption is given. Warrantholders shall have exercise rights until the close of the business day preceding the date fixed for redemption. Notice of redemption of the Warrants could force the holders to exercise the Warrants at the current market price when they might otherwise wish to hold them, or to accept the Redemption Price, which may be substantially less than the market value of the Warrants at the time of redemption. The Warrants may not be exercised unless the registration statement pursuant to the Securities Act, covering underlying shares of Common Stock is current and such shares have been qualified for sale, or there is an exemption from applicable qualification requirements, under the securities laws of the state of residence of the Warrantholder. Although the Company does not presently intend to do so, the Company reserves the right to call the Warrants for redemption whether or not a current prospectus is in effect or such underlying shares are not, or cannot be, registered in the applicable states. Such restrictions could have the effect of preventing certain Warrantholders from liquidating their Warrants. See "Description of Securities--Warrants."

    CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS. Warrantholders have the right to exercise the Warrants for the purchase of shares of Common Stock only if a current prospectus which will permit the purchase and sale of the Common Stock underlying the Warrants is then effective, but there can be no assurance that the Company will be able to keep effective such a Prospectus. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the Securities are to be offered, no assurance can be given that such qualification will occur. In addition, purchasers may buy Warrants in the aftermarket or may move to jurisdictions in which the shares of Common Stock issuable upon exercise of the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In such event, the Company would be unable to issue shares of Common Stock to those persons desiring to exercise their Warrants unless and until the shares of Common Stock could be registered or qualified for sale in the jurisdictions in which such purchasers reside, or an exemption to such qualification exists or is granted in such jurisdiction. The Warrants may lose or be of no value if a prospectus covering the shares of Common Stock issuable upon the exercise thereof is not kept current or if such underlying shares of Common Stock are not, or cannot be, registered in the applicable states. See "Description of Securities--Warrants."

    RELATIONSHIP OF REPRESENTATIVE TO TRADING. The Representative may act as a broker or dealer with respect to the purchase or sale of the Common Stock and the Warrants in the over-the-counter market where each is expected to trade. The Representative also has the right to act as the Company's exclusive agent in connection with any future solicitation of Warrantholders to exercise their Warrants. Regulation M, which was recently adopted to replace Rule 10b-6, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may prohibit the Representative from engaging in any market-making activities with regard to the Company's securities for a period of up to five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Representative of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Representative may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Representative and any soliciting broker/dealer may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's securities.

    YEAR 2000 UNCERTAINTIES. Recently, national attention has focused on the potential problems and costs resulting from computer programs being written using two digits rather than four to define the applicable year. Any computer programs that have date-sensitive software may recognize a date using "00" as the year 2000 complaint, there can be no assurance until the year 2000 that all systems will function adequately then. If they do not, the result could be a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

                                    DILUTION


    At July 31, 1998, the Company had a net tangible book value of approximately $2,609,543 or $1.49 per share based on 1,750,000 shares of Common Stock outstanding. The net tangible book value per share represents the amount of the Company's total assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the receipt of the net proceeds (estimated to be approximately $6,539,150) from the sale of the Shares and Warrants offered hereby, the pro forma net tangible book value of the Company at July 31, 1998 would be $9,148,693 or $3.33 per share of Common Stock. This would result in dilution to the public investors (i.e. the difference between the estimated initial public Offering price per share of Common Stock and the net tangible book value thereof after giving effect to this Offering) of approximately $4.67 per share or 58%. The following table illustrates the per share dilution:



Public offering price per share of Common Stock...............................             $    8.00
Net tangible book value per share before the Offering(1)......................  $    1.49
Increased attributable to new investors(1)....................................  $    1.84
                                                                                ---------
Pro forma net tangible book value per share after the Offering(1).............             $    3.33
                                                                                           ---------
Dilution to new investors(1)..................................................             $    4.67
                                                                                           ---------
                                                                                           ---------



    The following table summarizes as of July 31, 1998 the differences between the existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, and the total consideration and the average price per share paid:



                                     SHARES      PERCENTAGE OF     AGGREGATE        PERCENTAGE OF           AVERAGE
                                  PURCHASED(1)  TOTAL SHARES OF  CONSIDERATION   TOTAL CONSIDERATION    PRICE PER SHARE
                                  ------------  ---------------  -------------  ---------------------  -----------------
Existing Shareholders...........    1,750,000             64%    $   2,607,500               25%           $    1.49
New Investors...................    1,000,000             36%    $   8,000,000               75%           $    8.00
                                  ------------           ---     -------------              ---
Total...........................    2,750,000            100%    $  10,607,500              100%
                                  ------------           ---     -------------              ---
                                  ------------           ---     -------------              ---


------------------------

(1) This information does not include: (i) 1,000,000 shares of Common Stock issuable upon exercise of the Warrants offered hereby; (ii) up to an additional 300,000 shares of Common Stock issuable upon exercise of the Underwriters' Over-Allotment Option and the underlying Warrants; (iii) 500,000 shares that may be issued under the Company's Stock Option Plan; and
    (iv) 200,000 Shares issuable upon the exercise of the Underwriters' Warrants and the Warrants included therein.

                                 CAPITALIZATION


    The following table sets forth (i) the capitalization of the Company at July 31, 1998, and (ii) "As Adjusted" to reflect the issuance and sale of the 1,000,000 Shares and 1,000,000 Warrants offered hereby. The information below should be read in conjunction with the other financial information included elsewhere in this Prospectus.



                                                                                             JULY 31, 1998
                                                                                      ----------------------------
                                                                                         ACTUAL     AS ADJUSTED(4)
                                                                                      ------------  --------------
Long-term debt, less current maturities(1)..........................................  $  2,037,155   $  1,709,608
Shareholders' equity:
  Capital Stock, unlimited shares authorized: 1,750,000 issued and outstanding (2);
  and 2,750,000 issued and outstanding as adjusted (2)(3); Preferred Stock,
  unlimited authorized, none outstanding............................................     1,934,695      8,219,740
  Foreign currency transaction adjustment...........................................      (196,650)      (196,650)
    Retained earnings...............................................................     1,225,532      1,225,532
    Total shareholders' equity......................................................     2,963,577      9,248,622
                                                                                      ------------  --------------
    Total capitalization............................................................  $  5,000,732   $ 10,958,230
                                                                                      ------------  --------------
                                                                                      ------------  --------------


------------------------

(1) Some of the Company's assets are pledged to secure this indebtedness. See "Management's Discussion and analysis of Financial Conditions and Results of Operations. See Note 9 to "Notes to Consolidated Financial Statements".

(2) Does not include 500,000 shares of Common Stock provided for issuance under the Stock Option Plan.

(3) Assumes no exercise of the Warrants, the Underwriters' Warrants or the Underwriters' Over-Allotment Option.

(4) Gives effect to the Restructuring. See "Business--Corporate Restructuring."

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Shares and Warrants offered by the Company at a public offering price of $8.00 per share of Common Stock and $.125 per Warrant, after deducting underwriting commissions and offering expenses to be paid by the Company, is estimated to be $6,539,150. The Company expects to apply the net proceeds of the Offering as follows:


                                                                    APPROXIMATE   PERCENTAGE OF
APPLICATION OF PROCEEDS                                                AMOUNT     NET PROCEEDS
------------------------------------------------------------------  ------------  -------------
Implementation of Expansion Plans(1)..............................  $    600,000         9.18%
Repayment of Indebtedness(2)......................................  $    473,841         7.25
Buyout of Minority Interest(3)....................................  $    400,000         8.93
Sales and Marketing...............................................  $    300,000         4.59
Research and Development(4).......................................  $    740,000        11.32
Working Capital and General Corporate Purposes(5).................  $  4,025,309        61.56
Total.............................................................  $  6,539,150       100.00%


------------------------

(1) Represents anticipated expenses of hiring additional technical and operations personnel and establishing regional sales and distribution offices in connection with the Company's expansion plans.


(2) Represents (i) repayment of an aggregate of approximately $343,055 to the National Bank of Canada as payment in full of four ($66,692, $201,183, $27,558 and $47,622) bank term loans, which bank loans bear interest at prime (6.5%) plus 1%, 1%, 1.75% and 1.75%, respectively, and are repayable between February 2000 and April 2002 and (ii) repayment of an aggregate of approximately $130,786 to Caisse Populaire Desjardins as repayment in full of two ($42,806 and $87,980) bank term loans, which bank loans bear interest at prime plus 1% and 1.75%, respectively, and are repayable in February 1999 and September 2000.


(3) Represents the estimated U.S. dollars needed to pay approximately Cdn$557,050 of indebtedness incurred in connection with the Restructuring, none of which is being paid to executive officers, directors or principal stockholders of the Company. See "Business - Corporate Restructuring."


(4) Represents anticipated expenses in connection with the Company's development of patents for the purpose of improving the Company's line of products and salaries for a research and development department that the Company intends to put together following the Offering.



(5) The net proceeds allocated to working capital include funds for general corporate purposes including the employment of additional personnel to support its anticipated growth and strategic acquisitions in furtherance of the Company's expansion plans. Since the Company can not be certain as to its growth rate and personnel needs to sustain such growth, the Company can not determine the exact amount of the net proceeds allocated to working capital that it will need for such purpose. Since, the Company is not currently in negotiations with any acquisition candidates the exact amount that will be expended as part of the Company's acquisition strategy can not be determined. Any acquisitions that the Company makes will be of businesses that are complimentary or related to the Company's business.


    The foregoing represents the Company's estimate of the allocation of the net proceeds of the Offering based upon the current status of its operations and anticipated business needs. It is possible, however, that the application of funds will differ considerably from the estimates set forth herein due to changes in the economic climate and/or the Company's planned business operations or unanticipated complications, delays and expenses, as well as any potential acquisitions that the Company may consummate, although no specific acquisition has been identified. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Any reallocation of the net proceeds will be at the discretion of the Board of Directors of the Company.

    Any additional net proceeds realized from the exercise of the Over-Allotment Option (up to approximately $1,060,312) will be added to the Company's working capital.

    Pending application, the net proceeds will be invested principally in short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

    The Company estimates that the net proceeds from this Offering will be sufficient to meet the Company's liquidity and working capital requirements for a period of at least 12 months from the completion of this Offering. In the event that the Company acquires or introduces any additional product lines, such funds will be derived from the funds currently allocated to working capital or from revenues generated from the Company's operations.

                                DIVIDEND POLICY

    The Company has never paid or declared dividends on its Common Stock. The payment of cash dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements, financial condition and other relevant factors. The Company intends, for the foreseeable future, to retain future earnings for use in the Company's business.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE PRECEDING SELECTED FINANCIAL DATA AND THE COMPANY'S FINANCIAL STATEMENTS AND THE NOTES THERETO AND THE OTHER FINANCIAL DATA INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS REGARDING THE PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS. THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN ARE BASED ON CURRENT EXPECTATIONS AND ASSUMPTIONS THAT INVOLVE NUMEROUS RISKS AND UNCERTAINTIES. ALTHOUGH MANAGEMENT BELIEVES THAT THE ASSUMPTIONS UNDERLYING THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, ANY OF THE ASSUMPTIONS COULD PROVE INACCURATE AND, THEREFORE, THERE CAN BE NO ASSURANCE THAT THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN WILL PROVE TO BE ACCURATE. IN LIGHT OF THE SIGNIFICANT UNCERTAINTIES INHERENT IN THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN, THE INCLUSION OF SUCH INFORMATION SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY OR ANY OTHER PERSON THAT THE OBJECTIVES AND PLANS OF THE COMPANY WILL BE ACHIEVED. ALL DOLLAR AMOUNTS BELOW ARE STATED IN U.S. DOLLARS UNLESS OTHERWISE INDICATED.

GENERAL

    The Company has been in operation since June 1977 and has grown from a single product and single market company into a group of companies that cover a full range of humidity control, IAQ control, energy recycling and refrigeration products which are marketed in Canada, the United States and overseas. The Company secures its contracts through a network of representatives. The Company is not dependent upon any major customer for a significant portion of its revenues.

    The Company's goal is to aggressively seek a leading position in the IAQ market. Management believes that no firm in North America has the strength of the Company, not to mention the reputation, expertise, market presence and manufacturing capabilities. The Company intends to devote significant efforts to the development of equipment for the IAQ market. Management anticipates, although there can be no assurance thereof, that the IAQ market will have enormous future growth, as this relatively new area of engineering is forecasted to grow extremely rapidly. The Company believes that there is a need in the North American market for specialized IAQ equipment, which management believes represents a tremendous opportunity for the Company. The Company expects a period of substantial growth which will be supported by a strong marketing strategy to promote these and other subsequent new products.

    The Company plans to expand its operations by acquiring other companies, by expanding its product line and broadening its sales territory. Although specific acquisition candidates have not been identified, the Company expects that a portion of any acquisition price will be paid with shares of the Company's Common Stock, and a portion may be paid with the proceeds of this Offering. See "Use of Proceeds."

RESULTS OF OPERATIONS


    SIX MONTHS ENDED JULY 31, 1998 COMPARED TO SIX MONTHS ENDED JULY 31, 1997



    Revenues for the six months ended July 31, 1998 were $9,902,591, a 28.8% increase over prior year revenues of $7,688,062. Gross profit for the period increased by approximately $668,346 to $3,098,911 over the same period. This represents a decrease in gross profit percentage of 0.32% from 31.61% to 31.29%, expressed in relation to sales.



    Selling and marketing expenses increased by $103,635 in the six months ended July 31, 1998 from $1,041,004 to $1,144,639. This increase mainly reflects the costs of additional personnel and marketing expenses necessitated by sales growth. However, selling and marketing expenses as a percentage of revenues declined from 13.5% to 11.6%.

    General & administrative expenses of $613,206 were 30.3% higher than prior year, reflecting increased spending to support sales growth. However, as a percentage of revenues they remained relatively constant at approximately 6.1%.



    Interest expense for the period has increased by approximately $49,679 to $164,564, due to extended financing requirements necessary to sustain sales growth.



    Income before taxes was $938,333, an increase of $257,069 over the prior year. This increase in income is a direct result of continued sales growth.



    Provision for income taxes increased to $330,981 from $231,175. This increase is attributable to increased profits.



    As a result of the above factors, the Company's net income increased from $450,089 to $607,352, an increase of 34.9%.


    FISCAL YEAR ENDED JANUARY 31, 1998 ("FISCAL 1998") COMPARED TO FISCAL ENDED
     JANUARY 31, 1997
     ("FISCAL 1997")

    Revenues for the year ended January 31, 1998 were $16,370,849, a 28.8% increase over prior year revenues of $12,712,413. This increase was in part due to expansion of the Company's manufacturing facilities and increased production planning and scheduling.

    Gross Profit increased by $1,359,361 to $5,593,489 over the prior year. This represents an increase of 0.86%, expressed in relation to sales. Compared to the increase in sales of 28.8%, the gross profit increased by 32.1% due to a reduction in cost of sales.

    Selling and marketing expenses increased $939,210 in Fiscal 1998. Approximately $486,100 of this increase is a result of a change in the Company's invoicing policy. To insure timely collection of receivables, the end user is now invoiced and commissions are paid to the Company's representatives. The remaining increase of $453,110 for this period reflects the costs of additional personnel and marketing expenses necessitated by sales growth. As a percentage of revenues, selling and marketing expenses increased from 10.5% to 13.9%.

    General and administrative expenses increased by $48,442 from $1,287,971 to $1,304,014. As a percentage of revenues, general and administrative expenses decreased from 10.1% to 7.9%. The percentage decrease is a result of fixed costs and expenses; while the dollar increase is a result of annual salary increases.

    Interest expenses decreased by $46,816 from $334,493 to $287,677. As a percentage of revenue a diminution of 0.87%. This change reflects the Company's decision to refinance operating and terms loans, and negotiate a substantially improved banking facility with the National Bank of Canada in the second half of Fiscal 1998.

    Income before income taxes was $1,268,645, an increase of $279,080 over the comparative period but relative to sales, remained at the same level in both years (7.8%).

    Income tax expenses as a percentage of taxable income increased to 32.0% for Fiscal 1998 from 22.6% for Fiscal 1997. Tax expenses increased by $181,617 because of the increase in taxable income and non-deductible items.

    As a result of the above factors, the Company's net income increased from $696,778 to $863,331, an increase of 23.9%.

    FISCAL YEAR ENDED JANUARY 31, 1997 COMPARED TO FISCAL YEAR ENDED JANUARY 31,
     1996

    Revenues for the year ended January 31, 1997 were $12,712,413, a 51.8% increase over prior year revenues of $8,375,015. A major part of this increase in revenue is due to the first time consolidation of Refplus' revenues following the Company's acquisition of a controlling interest. The remaining difference (12%) is due to more efficient use of manufacturing facilities permitting the Company to service more customers. Part of the increase in revenues is attributable to servicing a new segment of the market with IAQ products. Part of the increase is also due to the decline of the Canadian dollar.

    Gross profit for the period increased by $2,030,547 to $4,234,128 over the same period. This represents an increase of 7.0%, expressed in relation to sales. Comparative to the increase in sales of 51.8%, the gross profit increased by 92.1% due to economies of scale and better use of the Company's resources.

    Selling and marketing expenses increased $292,427 in Fiscal 1997. The increase for this period mainly reflects the costs of additional personnel and marketing expenses necessitated by sales growth. As a percentage of revenues, selling and marketing expenses decreased from 12.4% to 10.5%.

    General and administrative expenses increased by $418,926 from $869,045 to $1,287,971. As a percentage of revenues, general and administrative decreased from 10.4% to 10.1%. The increase is due in part to increased expenses ($236,926) and additional personnel ($182,000).

    Interest expenses increased by $42,430 from $292,063 to $334,493, due to extended financing requirements necessary to sustain sales growth, but as a percentage of revenue, it diminished by 0.85%.


    Income before income taxes, including extraordinary items, was $989,565, an increase of $154,914 over the comparative year. The extraordinary item results from Thermoplus Air's filing of a proposal under the provisions of the Bankruptcy Act which gave full payment to secured creditors who filed a proof of claim. The transaction resulted in a one-time forgiveness of debt. The total debts were settled for $175,910. As a percentage of sales, income before taxes was 7.8% in 1997 compared to 10.0% in the prior year.


    Income tax expenses as a percentage of taxable income increased to 22.6% for 1997 from 13.0% for 1996. Tax expense increased by $115,543 because of the increase in taxable income and non-deductible items.

    As a result of the above factors, the Company's net income decreased to $696,778 from $726,397 a decrease of 4.1%.

    LIQUIDITY AND CAPITAL RESOURCES

    In Fiscal 1998, the Company generated a positive cash flow from operating activities of $65,181. In Fiscal 1997, the Company generated a negative cash flow from operating activities of $148,440.

    The principal source of cash was from net income of $863,331, non-cash items in the amount of $461,100, and an increase in accounts payable of $309,169. Net income increased principally because of increased revenues. Non-cash items increased due to investment in capital assets. Payables increased because of the increased volume of business. The principal use of cash was for an increase in inventory of $1,311,838 and an increase in accounts receivable of $385,013. Both inventory and accounts receivable increased as a result of the increase in the volume of business. In addition, the Company had implemented a new stocking program. The most popular DRY-O-TRON-C- models are built for stock and are available for quick delivery. Cash flow from investing activities was reduced by $1,785,383 as a result of the purchase of one of the Company's manufacturing facilities in the amount of $785,520, and production equipment in the amount of $574,921. Financing activities provided net cash flow in the amount of $1,585,868. The principal source of cash flow from financing came from advances of bank indebtedness in the amount of $1,527,996 and advances from long term debt in the amount of $453,346. The principal use of cash flow from financing is repayment of a bank loan payable in the amount of $320,320. Net cash flow generated after all activities was nil.

    In November 1997, the Company renewed a secured credit arrangement with National Bank of Canada. This new facility included an aggregate credit line of Cdn$5,400,000 of which Cdn$2,700,000 can be financed through bankers acceptances. The amount available to the Company is equal to 75% of the "eligible accounts receivable" as defined in the Line of Credit Agreement, plus 50% of the inventory values, net of work in process, up to a maximum advance against inventory of approximately Cdn$1,750,000. The Company's borrowings under the line of credit bear interest at Canadian prime plus 1/2% (1% for Thermoplus) which at January 31, 1998 amounted to 6.0%. Interest on any borrowings is payable monthly. The Company is in full compliance with all of the banking covenants (including financial covenants and ratios) and is required to report to its bankers on a monthly basis. The Company finances its operations mainly through the use of bankers acceptances bearing an average lending rate of prime. All borrowings are collateralized by the assets of the Company.

    In November 1997, the Company acquired one of its leased manufacturing facilities, financing was as follows:

        1) The Company secured a five-year financing in the amount of Cdn$700,000 through the Immigrant Investors Program at a rate of 5.21%. The Immigrant Investors Program is a program in Canada through which persons seeking Canadian citizenship pool monies for investment in companies that meet established criteria. Interest is paid monthly and the Company is committed to make monthly payments of Cdn$3,900 in a sinking fund which is given as security against the immigrant loan. Said capital repayment will be applied to the outstanding balance which is due in November 2002. The Company's intention is to renegotiate a new investor loan at that point in time.

        2) The Company negotiated a balance of sale in the amount of Cdn$350,000 payable semi-annually (Cdn$58,888 per payment) without interest due October 2000.

        3) The Company also secured an additional amount of Cdn$150,000 from National Bank of Canada at a fixed rate of 7.99% maturing in December 2002.

    In November 1997, the Company also renegotiated, at more favorable conditions, a loan originally obtained through a "Company Assistance Program". The Company obtained a term loan in the amount of Cdn$121,000 bearing interest at prime plus 1% maturing in April 2002.

    In November 1997, the Company also renegotiated a "Small Business Loan" and a bank term loan with a new term loan in the amount of Cdn$365,000 bearing average interest at the bank prime rate plus 1% per annum maturing in April 2002.

    In Fiscal 1997, the principal source of cash was from net income of $696,778, and from non-cash items in the amount of $289,256. Non-cash items increased slightly due to investments in capital assets. The principal use of cash was the increase in inventory of $895,202 and the increase in accounts receivable of $527,956. Also accounts receivable increased because of the increase in the volume of business. Inventory increased because of the increase in volume and the purchase of inventory required to fill orders early in Fiscal 1998. Cash flow from investing activities was reduced by $609,003 mainly as a result of the purchase of production equipment in the amount of $417,365. Financing activities provided cash flow in the amount of $803,507. The principal sources of cash flow from financing come from advances from loan payable in the amount of $626,401, minority interest in the amount of $380,886 and advances from bank indebtedness in the amount of $242,223. The principal use of cash flow from investing was redemption of Class A shares in the amount of $509,115. Net cash flow generated after all activities was negative in the amount of $64,999.


    The Company's net increase in cash flow from operations for the six months ended July 31, 1998 was $153,581, an increase of $591,239, or 135% over the prior year. Cash flows used in investing activities during the six months ended July 31, 1998 were $632,425 compared to an inflow of $145,954 for the previous year. This was due to the Company's acquisition of capital equipment. Net cash provided from financing activities for the six months ended July 31, 1998 was $447,159 compared to $422,431 for the six months ended July 31, 1997. The source of financing was bank indebtedness used for working capital purposes.



    The Company will receive net proceeds of this Offering in an amount estimated to be $6,539,150. The Company believes that the net proceeds of the Offering, coupled with income from operations will fulfill the Company's working capital needs for at least the next 12 months. The Company intends to use approximately $600,000 for implementation of its expansion plans, and an additional $300,000 for sales and marketing. The Company also intends to retire approximately $584,454 of its long term debt and also use approximately $240,000 to expand its research and development program. It is the Company's intention to utilize a portion of the net proceeds to aggressively seek synergistic acquisitions. In addition, the Company intends to use approximately $400,000 of the Offering proceeds to pay certain debts incurred in connection with the Restructuring. The Company also intends to pay Mr. Lakdawala and his affiliates an aggregate of Cdn$592,000 in 12 equal monthly payments of Cdn$49,333, commencing three months after the Effective Date, without interest, out of the Company's cash flow. See "Business--Corporate Restructuring." As the Company continues to grow, bank borrowings, other debt placements and equity offerings may be considered, in part or in combination, as the situation warrants.


YEAR 2000


    Many computer systems used today may be unable to interpret data correctly after December 31, 1999, because they allow only two digits to indicate the year in a date. The Company is engaged in assessing this Year 2000 issue as it relates to its business. This project, along with developing and implementing solutions to the Year 2000 issue is continuing. Management currently anticipates that the project will be substantially completed before the end of calendar year 1998 and will not have a material impact on the Company's financial result or position. The Company does not believe that the costs of implementing its Year 2000 compliance will be material.


FOREIGN EXCHANGE

    The Company is a Canadian company with U.S. sales amounting to approximately 65% of its total sales while the majority of the Company's expenses are incurred in Canadian dollars. Due to the relatively high proportion of sales in U.S. dollars, the Company's results could be adversely affected by upward variations in the value of the Canadian dollar. As of January 31, 1998, the Company does not have a formal foreign exchange policy in effect. However, the Company uses forward foreign exchange contracts to hedge cross-border transactions denominated in U.S. dollars. Typically, these contracts have maturities of less than 12 months. These forward contracts are executed with creditworthy institutions and are purely for hedging purposes and not speculation.

FORWARD-LOOKING STATEMENTS

    Certain statements in Management's Discussion and Analysis of financial condition and Results of Operations and certain sections of this Prospectus are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe", "expects", "anticipate", "should", "estimated" and "potential", among others. These forward-looking statements are based on the Company's reasonable current expectations. The Company notes that a variety of factors could cause the Company's actual results and experiences to differ materially from the anticipated results or other expectations expressed in such forward-looking statements.

                                    BUSINESS

GENERAL

    THE COMPANY

    The Company is located primarily in and around Montreal, Quebec, Canada. Through its four operating subsidiaries, Dectron, Refplus, Thermoplus and Klaasco, the Company manufactures and supplies an array of products for the dehumidification, refrigeration, air conditioning and indoor air quality ("IAQ") markets. The products manufactured and supplied include mechanical dehumidifiers and energy recovery systems through Dectron, and refrigeration and air conditioning systems through RefPlus and ThermoPlus. ThermoPlus has also recently introduced a new line of air filtration products. Klaasco is responsible for producing the bulk of the Company's special steel enclosures, electrical control panels, and other steel products. However, each of the Company's manufacturing subsidiaries have the capability of doing its own sheet metal work.

    Management believes that it has structured the Company in such a way that, other than with respect to the raw materials required to make the components for its products and certain specialty products, the Company is not dependent on outside suppliers for fabricated parts for its products. The Company has invested significant resources in its manufacturing equipment and as a result the Company can manufacture the most important components for any of its fabricated products, regardless of whether the product is standard or a custom design.

    DECTRON

    Dectron, the largest of the subsidiaries, was incorporated in 1977 to develop, manufacture and market standard and custom design dehumidification equipment. After extensive research and development, Dectron introduced a line of indoor pool and commercial dehumidifiers under its DRY-O-TRON-TM- trademark. The product line has experienced tremendous success in North America and as a result has allowed the Company to become, in the opinion of management, the leader in North America's indoor pool dehumidification business. Management believes that the Company is now one of North America's leading manufacturers of dehumidification and closed looped energy recyclers.

    Dectron's standard products are now primarily manufactured by ThermoPlus. As a result, Dectron focuses its own manufacturing operations on the manufacture of its customized dehumidification systems. Management believes that the customized product market is where the Company's competitive advantage is most evident. Ordinarily, with a customized product, it is often very difficult to commit to an aggressive delivery date for the finished product. However, since the Company manufactures many of the component parts in-house, it is able to commit to an aggressive delivery schedule. The Company has taken the necessary steps to align itself with several suppliers of its raw materials so that it is not dependent on any one supplier. In addition, the Company keeps in storage a sufficient inventory of raw material to supply its immediate needs. Some of the Company's customized product customers include Celebration City, Walt Disney World in Florida and the Goodwill Games which were held in Atlanta, Georgia.

    Dectron, through its subsidiary Dectron USA, operates a sales office in the United States which is located in Roswell, Georgia. This office supports the efforts of Dectron's network of trained manufacturer's representatives who sell Dectron's products throughout the United States. Dectron also has sales representatives throughout Canada and overseas. The Company also invites its independent sales representatives and their technicians to be trained and certified by Dectron's own technical staff at no cost to the attendees at a training school run by the Company. Management uses the training school to both market its products and demonstrate to potential buyers, first hand, the technical excellence its employees have to offer as a service to its customers. Management believes that customer service and technical expertise are a large part of what sets the Company apart from its competitors. The Company also markets its products in trade magazines, through industry associations and by attending trade shows where it displays and demonstrates many of its products.

    REFPLUS

    Refplus was incorporated in 1993 to manufacture high quality modular commercial and industrial refrigeration and air conditioning equipment for commercial and special applications. Its products include refrigeration systems, condensers, coils, walk-in storage coolers and freezers. In addition, RefPlus manufactures all of the heat transfer coils used by Dectron. RefPlus' primary customers are supermarkets and convenience or grocery stores. RefPlus' product line, which has recently been revamped and is now designed around hydrofluorocarbon refrigerants ("HFC"), features high quality products intended to meet the needs of a broad range of customers. See "Industry Overview."

    Since inception, RefPlus has manufactured some complex products for application in fruit storage facilities, industrial baking facilities and blast chillers for meat processing plants. Management believes that the Company's RefPlus product lines offer an excellent opportunity for future expansion. See "Expansion Plans."

    RefPlus has a small network of sales representatives in Canada, however, the majority of its sales are conducted through a network of independent wholesalers.

    THERMOPLUS

    In 1987, Keepkool Transfer de Chaleur Inc. ("Keepkool"), the former parent company of Thermoplus, purchased the manufacturing facilities of York International in St-Jerome, Quebec. Keepkool was owned by a group of investors active in the heating, ventilation and air-conditioning ("HVAC") industry, which group included Ness Lakdawala, the Company's President and CEO, to manufacture air conditioning systems. Since inception, Thermoplus has introduced and sold a variety of' HVAC product lines through a network of Canadian wholesalers. In 1995, ThermoPlus' introduced specialized product lines in the field of dehumidification and specialized air conditioning.

    ThermoPlus' present product lines include dehumidification equipment, water source air conditioners and heat pumps, portable or mobile air conditioning equipment, industrial air handlers and air to fluid heat exchangers. These product lines are sold through a network of Canadian wholesalers and HVAC representatives. Although ThermoPlus' products are sold throughout North America, with some exports outside of North America, the majority of its revenues are derived from sales to Dectron. Management believes that ThermoPlus' product lines have growth potential, estimating that the present potential for growth in both sales and manufacturing output is roughly 3 times its present output. See "Expansion Plans."

    In keeping with the Company's strategic plan to expand into the IAQ market segment, Thermoplus has recently introduced a new engineered line of IAQ air filtration products.

    KLAASCO

    Klaasco, which was acquired by the Company in 1989, has been manufacturing in-house a wide range of metal products for more than 20 years. Most of its product demand has been special enclosures, electrical control panels, control room consols, shelters and busbars. Although most of Klaasco's products are manufactured for Dectron, Inc., it does manufacture some metal products for sales outside of the Company.

    Management believes that the acquisition of Klaasco was an important strategic decision and it has given the Company the quality assurance, product control and a significantly greater ability to meet aggressive delivery deadlines.

OVERVIEW OF IAQ INDUSTRY; PRODUCT APPLICATIONS

    The Company is aware of an increased public movement to encourage healthy environments in all public places and the resulting market potential for its products. For example, the hazards of second hand smoke have led to the ban of cigarette smoking in most public areas. The public's demands have also been focused on finding engineered solutions to ensure a healthy and comfortable environment in schools and in the workplace. The theme has become much wider in scope and has gained recognition as IAQ.

    The American Society of Heating, Refrigeration and Air Conditioning Engineers ("ASHRAE") is the organization that sets ventilation standards in the heating, refrigeration and air-conditioning industries for the United States and Canada. ASHRAE has revised and re-drafted virtually all of the previous ventilation standards with the objective to meet the public demand for healthier indoor environments and to eliminate potential health hazards such as the much publicized "Sick Building Syndrome." These standards are found in Article 62-1989R "Standard for Acceptable Ventilation Rates" ("62-1989R") and have gained the acceptance and support of many important and related institutions such as the International Society for Indoor Air Quality ("ISIAQ") and other worldwide environmental associations.

    Management believes that the standards in 62-1989R will have a far reaching effect on the fresh air requirements for all new and existing public buildings in Canada and the USA. These standards specify, among other things, that 5 to 20 cubic feet per minute (CFM) per person of fresh air should be introduced into all public places. The exact amount depends on the level of activity and the capacity of the space in question.

    As a result, a new market has been created by these new fresh air requirements. HVAC experts agree that the biggest challenge and key to avoid "Sick Building Syndrome" is to introduce fresh air and to remove humidity from said air. Moisture and humidity has been identified as one of the main causes of health hazards such as Legionnaire's Disease.

    Heightened IAQ awareness has created a niche market for new product development. The Company has developed a product line of "Make-Up Air Dehumidifiers" that management believes can solve what it perceives as the two main problems in IAQ: moisture and humidity. The Company's products are capable of bringing the required amounts of outdoor air into public areas while at the same time dehumidifying the air, thus addressing the problems of moisture and humidity.

    The Company's engineers have designed its products for the IAQ market with a reversible Water Source Heat Pump, a commonly used heating system that can be easily connected to the popular water loop systems found today in almost every building in every major North American city. Management believes that the Company's Make-Up Air Dehumidifiers represent the most economical solution to meet the new standards for healthy buildings. Management believes that its Make-Up Air Dehumidifiers have the potential to become one of the Company's most important and fastest growing product lines, along with its swimming pool dehumidifiers.

    In addition, the Company intends to aggressively market ThermoPlus' new Air Filtration & Purification product line which management believes offers a comprehensive solution to IAQ in industrial and non-industrial applications.

    The Company's goal is to aggressively expand into the IAQ market, while continuing to maintain and expand the individual markets currently served by the Company.

EXPANSION PLANS

    The Company has grown from a single product and single market company (Dectron) into a group of companies that cover a full range of humidity control, IAQ control, energy recycling and refrigeration products, and has production potential for both custom engineered and mass produced products. Management believes that the introduction of a complete line of products to penetrate all segments of the IAQ market will put the Company in the unique position of being one of the only fully integrated companies of its kind. Management expects that with a strong sales and marketing strategy to promote these and other subsequent products, the Company will experience a period of substantial growth, although there can be no assurance thereof. The Company plans to continuously inform its current and new targeted customers about its products through technical seminars, product exhibitions and publication of major events in industry journals.

    The Company intends to strengthen its position in the United States by establishing multiple regional sales and distribution offices. Management believes that the Company's active presence in the United States with Dectron products will allow it to closely track the performance of the Company's products in the market and will help solidify alternate distribution networks for its RefPlus product. Management also intends to aggressively pursue other international markets, starting with South America, followed by the Caribbean and Mexico.

    The present need for specialized IAQ equipment in North America represents a market, estimated by management to be in the multi-million dollar range, in which only a limited number of companies have presently taken the lead. Management believes that with the Company's team of engineering and design specialists, it can be on the leading edge as a manufacturer and supplier of specialized IAQ equipment into the next century.

BUSINESS STRATEGY

    The Company's objective is to become North America's leading supplier of dehumidification, refrigeration and other IAQ products, and to develop a strong international sales network. As the Company intensifies its marketing efforts, the Company will continue to attempt to increase its market share for its various products. Management intends to place special emphasis in the short term on its RefPlus products in the United States to address the need for HFC refrigeration, and on ThermoPlus' Make-Up Air and Air Filtration & Purification products for the IAQ market.

SALES AND MARKETING

    The Company's current sales and marketing efforts take place at the subsidiary level, with each subsidiary taking its own approach with respect to its products.

    Dectron markets its products on several levels. Nationally, Dectron markets its products directly through trade magazines and industry associations, as well as by attending and demonstrating its products at numerous trade shows throughout North America. Regionally, Dectron markets its products through non-employee sales representatives who enjoy exclusive rights to their respective sales regions. At present, Dectron has approximately 120 regional representatives throughout North America, and expects to add more in 1998. Internationally, Dectron has sales coverage in England, Portugal, Israel, Kuwait and Taiwan. Management believes that while the international markets provide tremendous growth opportunities for the Company, it is important to first develop a strong support network.

    ThermoPlus' advertising and marketing is limited because the majority of its revenues are derived from sales made to Dectron and Refplus. ThermoPlus primarily sells its products through wholesalers in Canada, and through manufacturing representatives, one based in Canada and the other based in the United States. However, the Company recently began marketing ThermoPlus' products, including its newly introduced Air Filtration & Purification product line for the IAQ market, through Dectron's sales representatives.

    RefPlus' marketing and advertising is currently done almost exclusively through trade magazines. Most of its sales are through wholesalers and original equipment manufacturers. Generally, RefPlus does not sell directly to the end user. Its sales force currently consists of service personnel who are based at the Company's headquarters, outside sales people based in Canada and in the United States, and two sales agencies covering Canada and the United States with approximately 22 representatives. Management believes that with the phasing out of hydrochlorofluorocarbons ("HCFC") refrigeration products and the legislative push towards HFC refrigeration products (like RefPlus products), RefPlus' product line is well suited for an aggressive growth commitment.


    Klaasco does not currently market a significant amount of its products to outside purchasers. The majority of Klaasco's revenues are derived from sales to Dectron.


COMPETITION

    The industries in which the Company competes are highly competitive. The Company competes against a number of local, regional and national manufacturers in each of its business segments, many of which have been in existence longer than the Company and some of which have substantially greater financial resources than the Company. The Company competes on various basis, including price, quality and ability to meet delivery schedules. Dectron competes with, among others, DesertAire and Engineered Air, and Refplus and Thermoplus compete with, among others, Cancoil and Keeprite. The Company believes that competition from new entrants, especially in the IAQ markets will come, if at all, from large corporations which may be able to compete with the Company on the basis of price, and as a result may have a material adverse affect on the results of operations of the Company. In addition, there can be no assurance that other companies will not develop new or enhanced products that are either more effective than the Company's products, or would render its products non-competitive or obsolete.


PATENTS AND TRADEMARKS



    The Company has two United States and two Canadian patents. The patents expire between 2000 and 2011. Three of the patents relate to swimming pool dehumidifiers and the other relates to the Method and Apparatus for Controlling Heat Rejection in a Refrigeration System.



    The Company has trademarked the Dectron and Dry-O-Tron names in both the United States and Canada. The trademarks come up for renewal between 2000 and 2010.


PROPERTIES


    The Company maintains its executive office at leased premises located at 4300 Poirier Blvd., Montreal, Quebec H4R 2C5. This lease expires January 31, 2000, but may be renewed for an additional five years. The Company also has six additional manufacturing facilities, of which four are leased, two are owned, and all are located in or near Montreal, Quebec. The two owned manufacturing facilities are located in Montreal and Boucherville, Quebec. The facilities are in good condition and do not require any significant capital expenditures. The Company maintains property insurance on the two owned manufacturing facilities in an amount that it believes to be sufficient. Of the four leased facilities, three of the leases expire on January 31, 2000, but may be renewed for an additional five years, and the other lease expires on August 31, 1998, but may be renewed for an additional year. The Company also leases, for a monthly rent of $2,324, a 4,000 square foot sales and training facility in Roswell, Georgia. The Company's facilities have an aggregate of approximately 170,000 square feet. The Company pays an aggregate of approximately $16,700 rent per month. The Company believes that suitable additional space will be available in the future on commercially reasonable terms.


    The Company is seeking International Quality Standard ISO-9001 certification for its Dectron facility and International Quality Standard ISO-9002 certification for its Thermoplus facility. ISO 9001 and ISO 9002 require the facility to meet certain stringent requirements established in Europe but adopted throughout the world which ensure that facilities' manufacturing processes, equipment and associated quality control systems will satisfy specific customer requirements. Management believes that ISO certification will benefit the Company in the markets in which it competes. There is no assurance that ISO certification will be obtained in the near future, if at all.

EMPLOYEES


    As of August 1, 1998, the Company (including the Subsidiaries) employed a total of approximately 247 full-time employees, four of which are in executive positions, 25 of whom are engaged in engineering and research and development, 12 of whom are engaged in sales and related services, 29 of whom are in administration, and the remainder of which are in production. Of the Company's employees, 36 employees, all of which are at Thermoplus, are represented by an in-house union. Certain terms of their employment are part of a collective bargaining agreement which expires in 2001. Management considers its relations with its employees to be satisfactory.


LEGAL PROCEEDINGS

    The Company is not currently a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning the executive officers and directors and key personnel of the Company:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Ness Lakdawala.......................................          64   President, Chief Executive Officer and
                                                                      Chairman
Reinhold Kittler.....................................          60   Executive Vice President and Director
Mauro Parissi........................................          32   Chief Financial Officer, Secretary and Director
Leena Lakdawala......................................          30   Executive Vice President and Director
Michel Lecompte......................................          48   Vice President of Operations of Refplus Inc.
Dave Lucas...........................................          38   Vice President of Dectron Inc
Ralph Kittler........................................          33   Vice President of Sales, Dectron Inc.
Roshan Katrak........................................          54   Director and Vice President of Human
                                                                      Relations
Guy Houle............................................          58   Director

    NESS LAKDAWALA has been President, Chief Executive Officer and Chairman of the Company since its inception and has been President and Chief Executive Officer of Dectron Inc. since 1994. Prior to joining Dectron Inc., Mr. Lakdawala was President of Blanchard Ness Limited, a company which he founded in 1976. From 1987-1988, Mr. Lakdawala was Chairman of the Heating Refrigeration Air Conditioning Institute of Canada. Mr. Lakdawala has also served as the Governor of the American Society of Heating, Refrigeration and Air Conditioning Engineers, Inc. ("ASHRAE"), the organization that sets ventilation standards in Canada and the United States. Mr. Lakdawala is currently a member of ASHRAE and the Refrigeration Service Engineers Society.

    REINHOLD KITTLER has been Executive Vice President and Director of the Company since its inception and, since 1994, has been the Chairman of Dectron Inc. From 1985 to 1993, Mr. Kittler was President of Dectron Inc. He currently teaches refrigeration engineering at Vanier College in Montreal, Quebec. Mr. Kittler has contributed extensively to the ASHRAE Handbook. Mr. Kittler is a member of numerous industry related societies, including the Order of Engineers of Quebec (since 1973), the International Institute of Ammonia Refrigeration (since 1992), the Air Conditioning and Refrigeration Institute (since 1996), the Refrigeration Services Engineers Society (since 1979) and ASHRAE (since 1974). Mr. Kittler is frequently a guest speaker at industry related symposiums.

    MAURO PARISSI, C.A. has been Chief Financial Officer, Secretary and Director of the Company since its inception and has been Controller of Dectron Inc. since 1996. From 1995-1996, Mr. Parissi was an auditor with the firm of Mizgala & Cie. From 1990-1995, Mr. Parissi was an auditor with the firm of Hart, David Lloyd, F.C.A., C.I.P. Mr. Parissi is currently a member of The Canadian Institute of Chartered Accountants and The Order of Chartered Accountants of Quebec. Mr. Parissi received his graduate diploma in Public Accountancy from McGill University in 1995.

    LEENA LAKDAWALA has been Executive Vice President and a Director of the Company since its inception, and Vice President of Production and Administration for Dectron since 1994. She is currently a member of the Heating Refrigeration and Air Conditioning Institute. Mrs. Lakdawala received her B.A from Concordia University in 1993.

    MICHEL LECOMPTE has been Vice President of Operations of the Company since its inception and President of Refplus Inc. since 1994. From 1977-1994, Mr. Lecompte was with Blanchard Ness as both Chief Engineer and Estimator. Mr. Lecompte was involved in estimating commercial and industrial HVAC systems as well as updating operating and maintenance procedures to improve existing equipment efficiency. Mr. Lecompte also provided technical guidance to construction departments and identified, evaluated and resolved problems. Mr. Lecompte is a member of ASHRAE and is a voting member of ASHRAE's Technical Committee which establishes worldwide acceptance of HVAC standards. In addition, Mr. Lecompte conducts many HVAC seminars focusing on refrigeration and heat recovery. Mr. Lecompte is also a member of the Refrigeration Service Engineers Society.

    DAVE LUCAS has been Vice President of Dectron Inc. since 1996. From 1993-1996, Mr. Lucas was a management consultant for the Federal Cooperative Housing Stabilization Fund, where he managed loan portfolios and provided management consulting services. From 1991--1993, Mr. Lucas was Director of Marketing for Dectron Inc. He received his Bachelor of Science in Engineering Physics from Queen's University in Kingston Ontario in 1981, and his MBA from the University of Western Ontario in 1988.

    RALPH KITTLER has been Vice President of Sales of Dectron Inc. since 1993. Prior thereto, he was National Sales Manager of Dectron Inc. Mr. Kittler is a member of the ASHRAE committee responsible for large building air conditioning applications and has been credited as an ASHRAE Handbook editor. Mr. Kittler received his Bachelor of Science in Mechanical Engineering in 1989 from Lakehead University in Thunder Bay Ontario.

    ROSHAN KATRAK has been Vice President of Human Relations of the Company since its inception and of Dectron Inc. since 1994. From 1976 to 1994, she was a Director of Blanchard Ness Limited, and from 1987 to present has been Vice President of Human Relations for Thermoplus. Mrs. Katrak received her Honors Degree in Psychology in 1964.

    GUY HOULE has been a Director of the Company since its inception. He is currently a partner in the intellectual property firm of Swabey Ogilvy Renault of Montreal, Quebec. He is also the President of Homart Ventures Inc., a product development consulting company. Mr. Houle specializes in the field of technology transfer and intellectual property licensing and has written articles and given lectures on this topic. From 1984 to 1991 he was a member of the board of the Licensing Executives Society (USA and Canada), Inc. ("LES"), during which time he also served as vice-president, treasurer and member of the executive committee and chairman of the audit committee. Mr. Houle is a member of several professional associations, including the Institute of Electrical and Electronics Engineers, Licensing Executives Society, Patent and Trademark Institute of Canada, Institute of Electrical and Electronic Engineers and International Association of Intellectual Property Practitioners.

    The term of office of each Director is until the next annual meeting of stockholders and until a successor is elected and qualified or until the Director's earlier death, resignation or removal from office. Executive officers hold office until their successors are chosen and qualified, subject to earlier removal by the Board of Directors. With respect to the Company's management described above, Ness Lakdawala and Roshan Katrak are husband and wife and their daughter is Leena Lakdawala, and Reinhold and Ralph Kittler are father and son.


    For the period of three years after the Effective Date, the Underwriters shall have the right to designate two nominees to the Company's Board of Directors. At this time, the Underwriters have not designated their nominees. See "Underwriting."


COMMITTEES OF THE BOARD

    Within 90 days from the date of this Prospectus, the Company's Board of Directors will have an Audit Committee, comprised of Ness Lakdawala and two independent directors, and a Compensation Committee, comprised of Ness Lakdawala and two independent directors.

COMPENSATION OF DIRECTORS

    The Company has not paid compensation to any director for acting in such capacity. The Company is currently reviewing its policy on compensation of outside directors and may pay outside directors in the future.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation paid by the Company during each of the last three fiscal years to the Company's Chief Executive Officer and to each of the Company's executive officers who earned in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                           ANNUAL COMPENSATION
                                                                        ---------------------------------------------------------
                                                                                     OTHER
                                                                                     ANNUAL
NAME AND PRINCIPAL POSITION                                               YEAR     SALARY(1)       BONUS         COMPENSATION
----------------------------------------------------------------------  ---------  ----------     ------      -------------------
Ness Lakdawala, President,............................................             $  140,647            0                 0
Chief Executive Officer                                                      1998  $   65,655            0                 0
and Director(2)                                                         1997 1996  $   36,568            0                 0

------------------------

(1) Represents the aggregate salaries paid to Mr. Lakdawala during the fiscal years presented by Dectron, Refplus and Thermoplus.

(2) In addition, Ness Lakdawala's wife received annual compensation of $40,054, $32,227 and $30,563 for the years ended January 31, 1998, 1997 and 1996, respectively, for serving as Vice President of Human Relations of Dectron, Inc.

EMPLOYMENT AGREEMENTS

    The Company does not currently have employment agreements with any its officers. However, prior to the Effective Date, the Company intends to enter into an employment agreement with Ness Lakdawala. The Company has no current plans to enter into employment agreements with any other officers.

STOCK OPTION PLAN

    The Plan will be administered by the compensation committee or the Board of Directors, who determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock issuable upon the exercise of the options and the option exercise price.

    The Plan is effective for a period of ten years, expiring in 2008. Options may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. The Plan is designed to enable management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the Plan may be exercisable for up to ten years, and shall be at an exercise price all as determined by the Board. Options are non-transferable except by the laws of descent and distribution or a change in control of the Company, as defined in the Plan, and are exercisable only by the participant during his or her lifetime. Change in control includes (i) the sale of substantially all of the assets of the Company and merger or consolidation with another Company, or (ii) a majority of the Board changes other than by election by the stockholders pursuant to Board solicitation or by vacancies filled by the Board caused by death or resignation of such person.

    If a participant ceases affiliation with the Company by reason of death, permanent disability or retirement at or after age 70, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant three months to exercise, except for termination for cause which results in immediate termination of the option.

    The exercise price of an option may not be less than the fair market value per share of Common Stock on the date that the option is granted in order to receive certain tax benefits under the Income Tax Act of Canada (the "ITA"). The ITA requires that the exercise price of all future options will be at least 85% of the fair market value of the Common Stock on the date of grant of the options. A benefit equal to the amount by which the fair market value of the shares at the time the employee acquires them exceeds the total of the amount paid for the shares or the amount paid for the right to acquire the shares shall be deemed to be received by the employee in the year the shares are acquired pursuant to paragraph 7(1) of the ITA. Where the exercise price of the option is equal to the fair market value of the shares at the time the option is granted, paragraph 110(1)(d) of the ITA allows a deduction from income equal to one quarter of the benefit as calculated above. If the exercise price of the option is less than the fair market value at the time it is granted, no deduction under paragraph 110(1)(d) is permitted. Options granted to any non-employees, whether directors or consultants or otherwise will confer a tax benefit in contemplation of the person becoming a stockholder pursuant to subsection 15(1) of the ITA.

    Options may not be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option will be exercisable only by the optionee.

    Options under the Plan must be issued within ten years from the effective date of the Plan.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the Plan.

    The Plan may be terminated or amended at any time by the Board of Directors, except that the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the Plan may not be increased without the consent of the stockholders of the Company.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information, as of the date hereof, and as adjusted to give effect to the Offering and the transactions contemplated thereby, with respect to the beneficial ownership of the Common Stock by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each executive officer and director of the Company and (iii) all executive officers and directors of the Company as a group:

                                                                                                     PERCENTAGE
                                                                                                 BENEFICIALLY OWNED
                                                                        NUMBER OF SHARES OF  --------------------------
                                                                           COMMON STOCK        BEFORE         AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                 BENEFICIALLY OWNED    OFFERING     OFFERING(4)
----------------------------------------------------------------------  -------------------  -----------  -------------

Ness Lakdawala(2).....................................................        1,693,044           96.75%        61.57%

Roshan Katrak(3)......................................................        1,693,044           96.75         61.57

Reinhold Kittler......................................................                0               *             *

Mauro Parissi.........................................................                0               *             *

Guy Houle.............................................................                0               *             *

All Officers and Directors as a group(2)(3)...........................        1,693,044           96.75%        61.57%

------------------------

*   represents less than 1%

(1) Unless otherwise indicated, the address of each beneficial owner is c/o the Company.

(2) Represents (i) 32,671 shares of Common Stock directly owned, (ii) 50,951 shares of Common Stock owned by Roshan Katrak, Mr. Lakdawala's wife, (iii) 52,263 shares of Common Stock owned by Roshaness Inc., a company owned by Mr. Lakdawala, and (iv) 1,557,159 owned by 3103-7195 Quebec Inc., a company owned by Mr. Lakdawala's spouse and children.

(3) Represents (i) 50,951 shares of Common Stock directly owned, (ii) 32,671 shares of Common Stock owned by Ness Lakdawala, Ms. Katrak's husband, (iii) 52,263 shares of Common Stock owned by Roshaness Inc., a Company owned by Ness Lakdawala, and (iv) 1,557,159 shares owned by 3103-7195 Quebec Inc., a company owned by Mrs. Katrak and her children.

(4) Does not give effect to (i) the exercise of the Warrants, (ii) the exercise of the Underwriters' Over-Allotment Option, and (iii) the exercise of the Underwriters' Warrants and the Warrants contained therein.

                              CERTAIN TRANSACTIONS


    The Company leases its St. Hubert, Quebec manufacturing facility from Roshan Katrak, the Company's Vice President of Human Relations and the wife of Ness Lakdawala, the Company's President, Chairman and CEO, for a monthly rent of $3,094 per month. The Company believes that the lease was made on terms no less favorable than could be obtained from unaffiliated third parties. Mr. Ness Lakdawala may be deemed to be the promoter of the Company.


    The Company leases its Montreal, Quebec manufacturing facilities from Roshaness Inc., a company owned by Ness Lakdawala,for a monthly rent of $3,220 per month. The Company believes that the lease was made on terms no less favorable than could be obtained from unaffiliated third parties.

    The Company leases two commercial trucks from Investiness Inc., a company owned equally by Ness Lakdawala's children, for an aggregate monthly lease payment of Cdn$691.60. Upon expiration of both of these leases in 2000, ownership of the trucks will transfer from Investiness Inc. to the Company. The Company believes that these leases were made on terms no less favorable than could be obtained from unaffiliated third parties.

    The Company leases certain computer hardware from Investiness Inc. for a monthly lease of Cdn$980.21. Upon expiration of the lease, ownership of the computer hardware will transfer from Investiness Inc. to the Company. The Company believes that the lease was made on terms no less favorable than could be obtained from unaffiliated third parties.


    Immediately prior to the effective date of the Registration Statement of which this Prospectus forms a part, the Company restructured its corporate structure ("Restructuring"). In order to complete the Restructuring, (i) Dectron, which prior to the Restructuring owned a majority interest in Refplus, acquired the minority interests in Refplus, which included both common stock and preferred stock (and assumed Refplus' loan payables of approximately Cdn$125,000, which amount is reflected in the combined financial statements which are contained/set forth elsewhere in this Prospectus and is included in the Cdn$1,149,050 number mentioned below) in exchange for 46,875 shares of the Company's Common Stock and Cdn$102,503; (ii) Dectron acquired all of the outstanding securities of Thermoplus, which included both Common Stock and preferred stock, and assumed Thermoplus' parent company's loan payables (approximately Cdn$497,000, which amount is included in the Cdn$1,149,050 number mentioned below) in exchange for 145,965 shares of the Company's Common Stock and Cdn$423,738, and (iii) the Company acquired all of the issued and outstanding securities of Dectron in exchange for 1,557,159 shares of the Company's Common Stock. The shares of Dectron, Inc. were owned by 159,653 Canada, Inc. which was a holding company beneficially owned by Mr. Lakdawala. The Refplus and Thermoplus' parent company loans payable represent the repayment of loans made to such companies. In connection with the Restructuring, the Company issued 1,750,000 shares of Common Stock and promissory notes in the aggregate amount of Cdn$1,149,050. Of this amount, Cdn$557,050 (or approximately U.S.$400,000) will be repaid out of the proceeds of this Offering. See "Use of Proceeds." Of these amounts, an aggregate amount of 1,693,044 shares of Common Stock and promissory notes in the aggregate amount of Cdn$592,000 were issued to Ness Lakdawala, the Company's President, and his affiliates. The Cdn$592,000 payable to Mr. Lakdawala and his affiliates will be paid monthly (in 12 equal installments) commencing three months after the Closing of this Offering, without interest, out of the Company's cash flow.

    Mr. Lakdawala and his affiliates received their 1,693,044 shares of the Company for contributing their interest in the Company's subsidiaries. Specifically, Mr. Lakdawala's affiliate received 1,557,159 shares in exchange for 100% of 159653 Canada Inc., which owned 100% of Dectron, Inc. prior to the Restructuring; 117,606 shares for a portion of their shares of KeepKool Transfer de Chaleur Inc. ("KeepKool") which represented 86% of KeepKool (KeepKool owned 94% of Thermoplus Air, Inc. prior to the Restructuring); and 18,279 share for his shares of 3294242 Canada Inc. which represented 61% of 3294242 (3294242 owned 49.99% of Refplus, Inc. prior to the Restructuring). Dectron Inc. owned 50.01% of Refplus Inc. prior to the Restructuring. The two promissory notes totaling Cdn$592,000 were issued to Mr. Lakdawala and his affiliates in exchange for Cdn$222,000 of debt owed to Mr. Lakdalawa by KeepKool and Cdn$370,000 for a portion of his shares of KeepKool.



    The terms of the Restructuring were negotiated between Mr. Lakdawala and the other owners of the minority interest in Refplus and Thermoplus. The value was arrived at based on an independent appraisal performed by the Company's independent accountants.

                           DESCRIPTION OF SECURITIES

    The total authorized capital stock of the Company consist of an unlimited number of shares of Common Stock, without par value, and an unlimited number of shares of Preferred Stock, without par value per share. The following descriptions contain all material terms and features of the Securities of the Company, are qualified in all respects by reference to the Articles of Incorporation and Bylaws of the Company, copies of which are filed as Exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

    The Company is authorized to issue an unlimited number of shares of Common Stock, without par value per share, of which as of the date of this Prospectus, 1,750,000 shares of Common Stock are outstanding, not including the Shares offered herein. All outstanding Shares of common stock are, and all shares of Common Stock to be outstanding upon the closing of this Offering will be validly authorized and issued, fully paid, and non-assessable.

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Common Stock are entitled to receive ratably dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining, if any, after payment of liabilities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

WARRANTS

    Each Warrant entitles its holder to purchase one share of Common Stock at an exercise price of $9.20 per share, subject to adjustment in certain
circumstances, for a period of four years commencing on       , 1999.

    The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") among the Company, the Representative and Continental Stock Transfer & Trust Company, the warrant agent, and will be evidenced by warrant certificates in registered form.

    The exercise price of the Warrants and the number and kind of Common Stock or other securities and property issuable upon the exercise of the Warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or capitalization of the Common Stock and for any issuance of Common Stock for less than the lesser of the market price of a share of Common Stock or the exercise price of the Warrants. Additionally, an adjustment will be made upon the sale of all or substantially all of the assets of the Company in order to enable holders of Warrants to purchase the kind and number of shares or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of the Warrants.

    The Warrants do not confer upon the holder any voting or other rights of a stockholder of the Company. Upon notice to the holders of the Warrants, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

    Warrants may be exercised upon surrender of the warrant certificate evidencing those Warrants on or prior to the respective expiration date (or earlier redemption date) of the Warrants at the offices of the warrant agent, with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified check payable to the order of the warrant agent) for the number of the Warrants being exercised.

    No Warrant will be exercisable unless at the time of exercise the Company has filed with the Commission a current prospectus covering the issuance of Common Stock issuable upon the exercise of the Warrant and the issuance of shares has been registered or qualified or is deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of the Warrant. The Company has undertaken to use its best efforts to maintain a current prospectus relating to the issuance of shares of Common Stock upon the exercise of the Warrants until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to maintain a current prospectus, there is no assurance that it will be able to do so. See "Risk Factors--Current Prospectus and State Blue Sky Registration Required to Exercise Warrants."

    No fractional shares will be issued upon exercise of the Warrants. However, if a holder of a Warrant exercises all Warrants then owned of record, the Company will pay to that holder, in lieu of the issuance of any fractional share which would be otherwise issuable, an amount in cash equal to such fractional interest based on the market value of the Common Stock on the last trading day prior to the exercise date.

    The Warrants are redeemable by the Company commencing       , 1999 (or
sooner with the consent of the Representative) at a redemption price of $0.125 per Warrant on not less than 30 days written notice, provided that the last sale price per share of Common Stock, for 20 consecutive trading days ending on the third business day prior to the date of redemption notice, is at least $16.00 (subject to adjustment for certain events). The Warrants shall be exercisable until the close of the business day preceding the date fixed for redemption. In addition, subject to the rules of the NASD, the Company has agreed to engage the Representative as its exclusive warrant solicitation agents, in connection with which the Representative would be entitled to a 5% fee upon exercise of the Warrants. See "Underwriting."

PREFERRED STOCK

    The Company's Articles of Incorporation authorize the issuance of an unlimited number of shares of Preferred Stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the Common Stock. Although the Company has no present intention to issue any shares of its Preferred Stock, there can be no assurance that it will not do so in the future.

TRANSFER AGENT AND REGISTRAR


    The transfer agent, registrar and warrant agent for the Common Stock and Warrants is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.


                          TAX ASPECTS OF THE OFFERING

    INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK OR WARRANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX CODE AS WELL AS TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAX JURISDICTION.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS -- PERSONS RESIDENT IN CANADA

    NO DISCLOSURE IS OR IS DEEMED TO BE MADE IN THE PROSPECTUS AS TO INCOME TAX CONSEQUENCES APPLICABLE TO A RESIDENT OF CANADA AS TO ACQUIRING, HOLDING CONVERTING OR DISPOSING OF COMMON STOCK OR WARRANTS.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS--PERSONS NOT RESIDENT IN CANADA


    In the opinion of Shaffer & Associates, special Canadian counsel to the Company, the following are the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the "Canadian Act"), the administrative practices of Revenue Canada, Customs, Excise & Taxation and proposed amendments to the Canadian Act and the regulations thereunder publicly announced by the Minister of Finance prior to the date hereof generally applicable to acquiring, holding and disposing of Common Stock and Warrants. There is no assurance that any proposed amendments to the Tax Act or the regulations thereunder will be enacted as proposed, if at all. It is assumed by Shaffer & Associates that at all material times the Common Stock and Warrants will be listed on NASDAQ, or some other Canadian or foreign stock exchange. Currently, neither NASDAQ nor any other foreign stock exchange is prescribed for the purpose of section 115 of the Canadian Act. Comment is restricted to prospective investors (each an "Investor") who for the purposes of the Canadian Act are not resident in Canada, hold all such Common Stock and Warrants and will hold all Common Stock acquired on exercise thereof, solely as capital property, who deal at arm's length with the Company and whose warrants and Common Stock will not at any material time constitute "taxable Canadian property" for the purpose of the Canadian Act. It is Shaffer & Associate's opinion that generally, neither a share of Common Stock, nor a Warrant will constitute "taxable Canadian property" of an Investor provided, among other things, that the Company is a public company in that at least one class of its shares are listed on a prescribed stock exchange in Canada. However, the Ministry of Finance proposes that after April 26, 1995 shares listed on certain U.S. stock exchanges, including NASDAQ, will not be "taxable Canadian property" provided either that the Investor did not hold such security as capital property used in carrying on a business in Canada, or that neither the Investor nor persons with whom the Investor did not deal at arm's length alone or together owned 25% or more of the issued shares of any class of the Company at any time in the five years immediately preceding a disposition of the Common Stock or Warrants. For the purposes, a right or option to acquire a share, including on exercise of a Warrant, is considered to be equivalent to a share.


    This opinion does not take in account any provincial or foreign income tax legislation or considerations nor does it take into account or anticipate any changes in law or administrative practice including by way of judicial decision or legislative action.

    This opinion is of a general nature and is not, and should not be construed as, advice to any particular Investor as to Canadian Tax consequences applicable to the Investor. Each Investor is urged to consult with the Investor's legal profession advisors regarding tax and other legal consequences applicable to the Investor's particular circumstances.

EXERCISE OF WARRANT

    An Investor will not incur liability of Canadian tax upon exercise of a Warrant. The cost to the Investor of Common Stock acquired on exercise of a Warrant will equal the adjusted cost base of the Warrant so exercised, plus any amount paid by the Investor to exercise the Warrant.

DIVIDENDS ON COMMON STOCK

    An Investor will be liable to pay Canadian withholding tax equal to 25% (or such lesser rate as may be provided under an applicable tax treaty) of the gross amount of any dividend actually or deemed to have been paid or credited to the Investor on the Investor's Common Stock. An Investor who is a resident of the United States for purposes of the Canada-U.S. Income Tax Convention is subject to a lesser tax of 15% of the gross amount of any dividend actually or deemed to have been paid or credited to the Investor on the investor's Common Stock if the Investor holds less than 10% of the voting stock of the Company, or 5% if the Investor holds 10% or more of the voting stock of the Company. The Company will be required to withhold the tax from the gross amount of the dividend, and to remit the tax to the Receiver General of Canada for the account of the Investor. Investors who are entitled to reduced withholding tax under an applicable treaty must provide appropriate evidence of that entitlement satisfactory to the Company.

DISPOSING OF COMMON STOCK

    An Investor will not incur liability for Canadian tax upon disposing of Common Stock except where the Common Stock is redeemed or repurchased by the Company, in which case a dividend could be deemed to result (see Dividends on Common Stock above).

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon the consummation of this Offering, the Company will have 2,750,000 shares of Common Stock outstanding. In addition, the Company has reserved for issuance 500,000 shares upon the exercise of options eligible for grant under the Plan, none of which have been granted. Of the shares to be issued and outstanding after this Offering, the 1,000,000 Shares offered hereby (plus any additional Shares sold upon exercise of the Over-Allotment Option) will be freely tradeable without restriction or further registration under the Act, except for any shares purchased or held by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) which will be subject to the limitations of Rule 144 adopted under the Act ("Rule 144"). The remaining 1,750,000 shares of Common Stock are "restricted securities" as that term is defined under Rule 144, and may not be sold unless registered under the Act or exempted therefrom. None of the 1,750,000 restricted shares are currently eligible to be sold in accordance with the exemptive provisions and the volume limitations of Rule 144. All officers and directors who own shares of Common Stock have agreed with the Representative not to offer, sell or otherwise dispose of their shares until 18 months from the Effective Date without the consent of the Representative, except pursuant to gifts or pledges in which the donee or pledgee agrees to be bound by such restrictions. However, such period shall be extended to 36 months for any officer or director whose total compensation is in excess of $100,000 per year, or who owns more than 5% of the Company's outstanding Common Stock. Following the 18 month or 36 month period as applicable, 20% of the securities covered by such lock-up agreement will be released by the Representative annually for a period of five years. These agreements are enforceable only by the parties thereto, and are subject to rescission or amendment at any time without approval of other stockholders.


    Sales of the Company's Common Stock by certain of the present stockholders in the future, under Rule 144, may have a depressive effect on the price of the Company's Common Stock.

RESTRICTIONS ON SALE IN CANADA

    None of the securities including the Common Stock, the Warrants, or the Common Stock issuable upon or exercise of the Warrants (together, the "Securities") has been qualified for sale in any of the provinces of Canada or to any person who is a resident in any of the provinces of Canada.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, each of the Underwriters named below, for whom J.P. Turner & Company, LLC is acting as Representative, has severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, on a firm commitment basis, the respective number of shares of Common Stock and Warrants set forth below opposite each such Underwriter's name:

UNDERWRITERS                                                                 NUMBER OF SHARES   NUMBER OF WARRANT
---------------------------------------------------------------------------  -----------------  ------------------
J.P. Turner & Company, LLC.................................................         500,000             500,000
Klein, Maus and Shire Incorporated.........................................         500,000             500,000
Total......................................................................       1,000,000           1,000,000

    The Underwriters have advised the Company that they propose to offer the Shares and Warrants to the public at the public offering prices set forth on the cover page of this Prospectus and that they may allow to selected dealers who
are members of the NASD, concessions of not in excess of $         per Share and
$         per Warrant, of which not more than $.      per Share and $
per Warrant may be re-allowed to certain other dealers who are members of the NASD. After the initial public offering, the public offering prices, concessions and reallowances may be changed.


    The Underwriting Agreement further provides that the Underwriters will receive a non-accountable expense allowance of 3% of the aggregate public offering price of the Shares and Warrants sold hereunder (including any Shares or Warrants sold pursuant to the Over-Allotment Option), which allowance amounts to $243,750 (or $280,312.50 if the Over-Allotment Option is exercised in full), of which $50,000 has been paid to date.


    The Company has granted to the Underwriters the Over-Allotment Option, which is exercisable for a period of 45 days after the Closing, to purchase up to an aggregate 150,000 additional shares and 150,000 additional Warrants (up to 15% of the shares being offered hereby) at the public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any.

    The Representative has informed the Company that the Underwriters will not make sales of the Shares and Warrants offered by this Prospectus to accounts over which they exercise discretionary authority.


    The Company has agreed to sell to the Underwriters for a nominal consideration, an Underwriters' Warrant to purchase up to 100,000 Shares and 100,000 Warrants, exclusive of the Over-Allotment Option. The Underwriters' Warrant will be nonexercisable for one year after the date of this Prospectus. Thereafter, for a period of four years, the Underwriters' Warrants will be exercisable to purchase Common Stock at $13.20 per Share and to purchase Warrants at $.206 per Warrant (165% of the initial public offering price), and the Warrants contained in the Underwriters' Warrants will be exercisable to purchase Common Stock at $9.20 per Share. The Company has agreed to file, during the four year period beginning one year from the Effective Date of this Prospectus, on one occasion at the Company's cost, at the request of the holders of at least 80% of the Underwriters' Warrants and the underlying securities, and to use its best efforts to cause to become effective, a post-effective amendment to the Registration Statement or a new registration statement under the Securities Act, as required to permit the public sale of Common Stock issued or issuable upon exercise of the Underwriters' Warrants, as well as the Common Stock issuable upon the Warrants contained in the Underwriters' Warrants. In addition, the Company has agreed to give advance notice to holders of the Underwriters' Warrants of its intention to file certain registration statements commencing one year and ending four years after the Effective Date, and in such case, holders of such Underwriters' Warrants or underlying shares of Common Stock shall have the right to require the Company to include all or part of such shares of Common Stock underlying such Underwriters' Warrants in such registration statement at the Company's expense.

    For the life of the Underwriters' Warrants, the holders thereof are given, at nominal costs, the opportunity to profit from a rise in the market price of the Company's securities with a resulting dilution in the interest of other stockholders. Further, the holders may be expected to exercise the Underwriters' Warrants at a time when the Company would in all likelihood be able to obtain equity capital on terms more favorable than those provided in the Underwriters' Warrants.

    The Company has agreed that upon closing of this Offering, the Underwriters shall have the right to designate an aggregate of two advisors to the Company's Board of Directors or, in lieu thereof, to designate an aggregate of two nominees to the Company's Board of Directors for a period of three years from the Effective Date. In addition, the Company will utilize its best efforts to obtain votes in favor of such nominees.

    The Company has agreed to retain the Underwriters as the Company's financial consultants for a period of two years to commence on the closing of this Offering, at a monthly fee of $4,000, or an aggregate of $96,000, all of which shall be payable in advance on the closing of the Offering. Pursuant to this agreement, the Underwriters shall provide advisory services related to merger and acquisition activity, corporate finance and other matters.

    The public offering price of the Shares and Warrants offered hereby has been determined by negotiation between the Company and the Representative. Factors considered in determining the offering price of the Shares and Warrants offered hereby included the business in which the Company is engaged, the Company's financial condition, an assessment of the Company's management, the general condition of the securities markets and the demand for similar securities of comparable companies.


    The Company has agreed, for a period of two years from the date of this Prospectus, not to issue any shares of Common Stock, Warrants or any options or other rights to purchase Common Stock without the prior written consent of the Representative. Notwithstanding the foregoing, the Company may issue up to 500,000 shares upon exercise or conversion of any options under the 1998 Stock Option Plan whether or not currently outstanding. In addition, each of the Company's shareholders who is an officer or director has agreed not to publicly sell or otherwise dispose of any of their Common Stock for a period of 18 months following the Effective Date without the consent of the Representative, which consent would be subject to the nature of the market for the Company's securities, the volume and price of the Common Stock, and the operations and financial condition of the Company. However, such period shall be extended to 36 months for any officer or director whose total compensation is in excess of $100,000 per year, or who owns 5% or more of the Company's outstanding Common Stock. Following the 18 month or 36 month period, as applicable, 20% of the securities subject to each lock up agreement will be released by the representative annually for a period of five (5) years.



    In connection with this Offering, the Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing their respective market prices. The Underwriters also may create a short position for the account of the Underwriters by selling more shares of Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase shares of Common Stock or Warrants in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the Over-Allotment Option. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock or Warrants at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken they may be discontinued at any time.


    Commencing one year after the date of this Prospectus, the Company will pay the Underwriters a fee of 5% of the exercise price of each Warrant exercised, provided (i) the market price of the Common Stock on the date the Warrant was exercised was greater than the Warrant exercise price on that date; (ii) the exercise of the Warrant was solicited by a member of the NASD; (iii) the Warrant was not held in a discretionary account; (iv) the disclosure of compensation arrangements was made both at the time of this Offering and at the time of exercise of the Warrant; (v) the solicitation of the exercise of the Warrant was not a violation of Regulation M promulgated under the Exchange Act; (vi) the Underwriters provide bona fide services in connection with solicitation of the Warrant and (vii) the Warrant holder designates in writing which broker-dealer made the solicitation. The Underwriters and any other soliciting broker-dealers may be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities during the periods prescribed by Regulation M, five business days (or other applicable period as Regulation M may provide) before the solicitation of the exercise of any Warrant until the later of the termination of such solicitation activity or the termination of any right the Underwriters and any other soliciting broker/dealer may have to receive a fee for the solicitation of the exercise of the Warrants.

    The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with this Offering, including liabilities under the Securities Act.

    The foregoing is a summary of the material terms of the Underwriting Agreement, the Underwriters' Warrant and the Financial Consulting Agreement. Reference is made to the copies of the Underwriting Agreement, the Underwriters' Warrant and the Financial Consulting Agreement, which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

                                 LEGAL MATTERS

    Certain legal matters relating to Canadian law, including the validity of the issuance of the Common Stock offered herein, will be passed upon for the Company by Shaffer & Associates, 4150 Sherbrooke West, 3rd Floor, Montreal, Quebec H3Z 1C2 (Canada). Certain legal matters in connection with the Offering will be passed upon for the Company by its United States counsel, Gersten, Savage, Kaplowitz & Fredericks, LLP, 101 East 52nd Street, New York, New York 10022. Certain legal matters will be passed upon for the Underwriters by Sichenzia, Ross & Friedman, LLP, 135 West 50th Street, New York, New York 10020.

                                    EXPERTS

    The financial statements of the Company for each of the two fiscal years in the periods ended January 31, 1998 and 1997, appearing in this Prospectus and Registration Statement have been audited by Schwartz, Levitsky, Feldman, Chartered Accountants, as set forth in its report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as an expert in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement under the Act with respect to the Common Stock and Warrants offered hereby. This Prospectus omits certain information contained in the Registration Statement and the exhibits thereto, and references are made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock and Warrants offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the

Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. Electronic registration statements filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the Commission's Website (http://www.sec.gov). At the date hereof, the Company was not a reporting company under the Exchange Act.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

    The Bylaws of the Company provide that the Company shall indemnify to the fullest extent permitted by Canadian law directors and officers (and former officers and directors) of the Company. Such indemnification includes all costs and expenses and charges reasonably incurred in connection with the defense of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been an officer or director of the Company if such person was substantially successful on the merits in his or her defense of the action and he or she acted honestly and in good faith with a view to the best interests of the Company, and if a criminal or administrative action that is enforced by a monetary penalty, such person had reasonable grounds to believe his or her conduct was lawful.

    The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with this Offering, including liabilities under the Securities Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company and the Underwriters pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses, incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person or by the Underwriters in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.
                         COMBINED FINANCIAL STATEMENTS
                  AS AT JANUARY 31, 1998 AND JANUARY 31, 1997
                         TOGETHER WITH AUDITORS REPORT

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.
                         COMBINED FINANCIAL STATEMENTS

                  AS AT JANUARY 31, 1998 AND JANUARY 31, 1997

                         TOGETHER WITH AUDITORS REPORT

                               TABLE OF CONTENTS

Report of Independent Auditors....................................................        F-2

Combined Balance Sheets...........................................................    F-3-F-4

Combined Statements of Income.....................................................        F-5

Combined Statements of Cash Flow..................................................    F-6-F-7

Notes to Combined Financial Statements............................................   F-8-F-20

SCHWARTZ LEVITSKY FELDMAN

COMPTABLES AGREES, SENC

CHARTERED ACCOUNTANTS

MONTREAL, TORONTO, OTTAWA

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of 159653 Canada Inc. and Thermoplus Air Inc.

    We have audited the accompanying combined balance sheets of 159653 Canada Inc. and Thermoplus Air Inc. (incorporated in Canada) as at January 31, 1998 and 1997 and the related combined statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended January 31, 1998. These combined financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly , in all material respects, the financial position of 159653 Canada Inc. and Thermoplus Air Inc. as at January 31, 1998 and 1997 and the combined results of their operations and their cash flows for each of the three years in the period ended January 31, 1998, in conformity with generally accepted accounting principles in the United States of America.

Montreal, Quebec
April 22, 1998                                             Chartered Accountants

1980, rue Sherbrooke Ouest, 1D(e) etage

Montreal (Quebec) H3H 1E8

Tel: 514 937 6392
Fax: 514 933 9710

                   159653 CANADA INC. AND THERMOPLUS AIR INC.

                            COMBINED BALANCE SHEETS

                       (AMOUNTS EXPRESSED IN US DOLLARS)


                                                               JULY 31,      JULY 31,    JANUARY 31,   JANUARY 31,
                                                                 1998          1997          1998         1997
                                                             ------------  ------------  ------------  -----------
                                                             (UNAUDITED)   (UNAUDITED)
                                                               (NOTE 1)      (NOTE 1)
                                                                  $             $             $             $
ASSETS
  Cash.....................................................        19,325        17,739        28,155      52,001
  Accounts receivable (note 2).............................     4,330,661     3,795,317     3,043,829   2,658,816
  Grant receivable.........................................       --            --            --           25,019
  Inventory (note 3).......................................     3,369,057     2,956,325     3,817,448   2,505,610
  Income taxes receivable..................................       --            --            --           99,139
  Loans receivable (note 4)................................        84,055       --             87,306      --
  Prepaid expenses and sundry assets.......................       560,102       322,511       292,931     176,030
                                                             ------------  ------------  ------------  -----------
Total current assets.......................................     8,363,200     7,091,892     7,269,669   5,516,615
  Sinking funds............................................        20,636       --              8,038      --
  Loans receivable (note 4)................................        88,098       142,533        91,508     116,675
  Property, plant and equipment (note 5)...................     4,367,408     2,997,416     4,111,085   3,109,047
  Goodwill (note 6)........................................        40,192        49,965        44,528      54,133
                                                             ------------  ------------  ------------  -----------
Total assets...............................................    12,879,534    10,281,806    11,524,828   8,796,470
                                                             ------------  ------------  ------------  -----------
                                                             ------------  ------------  ------------  -----------

                   159653 CANADA INC. AND THERMOPLUS AIR INC.

                            COMBINED BALANCE SHEETS

                       (AMOUNTS EXPRESSED IN US DOLLARS)


                                                               JULY 31,      JULY 31,    JANUARY 31,   JANUARY 31,
                                                                 1998          1997          1998         1997
                                                             ------------  ------------  ------------  -----------
                                                             (UNAUDITED)   (UNAUDITED)
                                                               (NOTE 1)      (NOTE 1)
                                                                  $             $             $             $
LIABILITIES
  Bank indebtedness (note 7)...............................     3,880,579     2,552,877     3,127,340   1,623,190
  Accounts payable and accrued expenses (note 8)...........     2,389,276     2,117,869     1,964,280   1,655,111
  Income taxes payable.....................................       153,980       126,308       200,502      --
  Current portion of long-term debt (note 9)...............       411,211       396,858       427,116     406,080
  Deferred revenue (note 12)...............................       116,490       127,781       127,857     114,235
                                                             ------------  ------------  ------------  -----------
Total current liabilities..................................     6,951,536     5,321,693     5,847,095   3,798,616
  Long-term debt (note 9)..................................     1,290,870       969,029     1,564,384   1,132,074
  Due to director (note 10)................................        64,837        90,895        67,345      97,341
  Other loans payable (note 11)............................       342,104       385,098       355,336     675,656
  Deferred revenue (note 12)...............................       531,914       407,766       470,058     373,401
  Deferred income taxes....................................       395,352       562,168       410,643     575,230
                                                             ------------  ------------  ------------  -----------
                                                                9,576,613     7,736,649     8,714,861   6,652,318
                                                             ------------  ------------  ------------  -----------
Minority interest in equity consolidated entity............       339,344       372,237       352,469     380,886
                                                             ------------  ------------  ------------  -----------
Commitments and Contingencies (note 16)

STOCKHOLDERS' EQUITY
  Capital Stock (note 13)..................................     1,934,695     1,934,695     1,934,695   1,934,695
  Retained Earnings (Deficit)..............................     1,225,532       204,937       618,180    (245,151)
  Cumulative Translation Adjustments.......................      (196,650)       33,288       (95,377)     73,722
                                                             ------------  ------------  ------------  -----------
Total stockholders' equity.................................     2,963,577     2,172,920     2,457,498   1,763,266
                                                             ------------  ------------  ------------  -----------
Total liabilities and stockholders' equity.................    12,879,534    10,281,806    11,524,828   8,796,470
                                                             ------------  ------------  ------------  -----------
                                                             ------------  ------------  ------------  -----------


    The accompanying notes are an integral part of these combined financial statements.

                   159653 CANADA INC. AND THERMOPLUS AIR INC.

                         COMBINED STATEMENTS OF INCOME

                       (AMOUNTS EXPRESSED IN US DOLLARS)

                                                                                     YEAR          YEAR         YEAR
                                                                                    ENDED         ENDED         ENDED
                                                     SIX MONTHS ENDED JULY 31,   JANUARY 31,   JANUARY 31,   JANUARY 31,
                                                        1998          1997           1998          1997         1996
                                                     -----------  -------------  ------------  ------------  -----------
                                                          $             $             $             $             $

                                                     (UNAUDITED)   (UNAUDITED)
                                                      (NOTE 1)      (NOTE 1)
Net sales..........................................   9,902,591      7,688,062     16,370,849    12,712,413   8,375,015
Cost of sales......................................   6,803,680      5,257,497     10,777,360     8,478,285   6,171,434
                                                     -----------  -------------  ------------  ------------  -----------
Gross profit.......................................   3,098,911      2,430,565      5,593,489     4,234,128   2,203,581
                                                     -----------  -------------  ------------  ------------  -----------
Operating expenses
  Selling..........................................   1,144,639      1,041,004      2,272,053     1,332,843   1,040,416
  General and administrative.......................     613,206        470,516      1,304,014     1,287,971     869,045
  Depreciation and amortization....................     238,169        122,896        461,100       289,256     252,722
  Interest expense.................................     164,564        114,885        287,677       334,493     292,063
                                                     -----------  -------------  ------------  ------------  -----------
                                                      2,160,578      1,749,301      4,324,844     3,244,563   2,454,246
                                                     -----------  -------------  ------------  ------------  -----------
Income (loss) before income taxes and extraordinary
  item and minority interest.......................     938,333        681,264      1,268,645       989,565    (250,665)
Income taxes (note 14).............................     330,981        231,175        405,314       223,697     108,254
                                                     -----------  -------------  ------------  ------------  -----------
Income (loss) before extraordinary item and
  minority interest................................     607,352        450,089        863,331       765,868    (358,919)
  Extraordinary item (note 15).....................      --            --             --            --        1,085,316
                                                     -----------  -------------  ------------  ------------  -----------
Income before minority interest....................      --            --             863,331       765,868     726,397
  Minority interest in earnings of consolidated
    entity.........................................      --            --             --             69,090      --
                                                     -----------  -------------  ------------  ------------  -----------
Net income.........................................     607,352        450,089        863,331       696,778     726,397
                                                     -----------  -------------  ------------  ------------  -----------
                                                     -----------  -------------  ------------  ------------  -----------
Net income per weighted average common stock.......        0.35           0.26           0.49          0.40        0.42
                                                     -----------  -------------  ------------  ------------  -----------
                                                     -----------  -------------  ------------  ------------  -----------
Weighted average number of common stock
  outstanding......................................   1,750,000      1,750,000      1,750,000     1,750,000   1,750,000
                                                     -----------  -------------  ------------  ------------  -----------
                                                     -----------  -------------  ------------  ------------  -----------

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                       (AMOUNTS EXPRESSED IN US DOLLARS)


                                                 SIX MONTHS ENDED JULY
                                                          31,                YEAR         YEAR         YEAR
                                                ------------------------     ENDED        ENDED        ENDED
                                                                1997      JANUARY 31,  JANUARY 31,  JANUARY 31,
                                                   1998      -----------     1998         1997         1996
                                                -----------       $       -----------  -----------  -----------
                                                     $       (UNAUDITED)       $            $            $
                                                (UNAUDITED)   (NOTE 2)
                                                 (NOTE 1)
Cash flows from operating activities:
  Net income..................................      607,352      450,089      863,331     696,778      726,397
Adjustments to reconcile net income to net
  cash (used in) provided by operating
  activities:
  Depreciation and amortization...............      238,169      122,896      461,100     289,256      252,722
  Loss on disposal of capital assets..........                                --            6,000       --
  Minority interest in earnings of
    consolidated entity.......................                                --           69,090       --
  (Increase) decrease in accounts
    receivable................................   (1,286,832)  (1,136,501)    (385,013)   (527,956)    (532,189)
  (Increase) decrease in inventory............      448,391     (450,715)  (1,311,838)   (895,202)       1,823
  (Increase) decrease in income taxes
    receivable................................      (46,522)     225,447      299,641     171,087      (36,907)
  (Increase) decrease in prepaid expenses and
    sundry assets.............................     (267,171)    (146,481)    (116,901)    (69,866)       7,973
  Increase (decrease) in accounts payable and
    accrued expenses..........................      424,996      462,758      309,169      12,074     (302,987)
  Increase (decrease) in deferred income
    taxes.....................................      (15,291)     (13,062)    (164,587)      8,640       54,418
  Increase (decrease) in deferred revenue.....       50,489       47,911      110,279      91,749       88,537
                                                -----------  -----------  -----------  -----------  -----------
Net cash (used in) provided by operating
  activities..................................      153,581     (437,658)      65,181    (148,350)     259,787
                                                -----------  -----------  -----------  -----------  -----------
Cash flows from investing activities:
  Purchase of property, plant and equipment...     (632,425)     (87,474)  (1,978,811)   (556,323)    (195,213)
  Proceeds from disposal of property, plant
    and equipment.............................      --           233,428      233,428       7,467       --
  Acquisition of Goodwill.....................      --           --           --          (60,147)      --
                                                -----------  -----------  -----------  -----------  -----------
Net cash used in investing activities.........     (632,425)     145,954   (1,745,383)   (609,003)    (195,213)
                                                -----------  -----------  -----------  -----------  -----------

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.

                 COMBINED STATEMENTS OF CASH FLOWS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)


                                                 SIX MONTHS ENDED JULY
                                                          31,                YEAR         YEAR         YEAR
                                                ------------------------     ENDED        ENDED        ENDED
                                                                1997      JANUARY 31,  JANUARY 31,  JANUARY 31,
                                                   1998      -----------     1998         1997         1996
                                                -----------               -----------  -----------  -----------
                                                                  $
                                                     $       (UNAUDITED)       $            $            $
                                                (UNAUDITED)   (NOTE 2)
                                                 (NOTE 1)
Cash flow from financing activities:
  Minority interest in equity consolidated
    entity....................................                                --          311,796       --
  Sinking funds...............................      (12,598)                   (8,038)     --           --
  Grant receivable............................                   (25,019)      25,019     (25,019)      --
  (Advances to) repayments from directors.....        2,508        6,446      (29,996)    118,732     (200,626)
  (Advances to) repayments from corporate
    shareholders..............................      --           --          (110,089)     --         (280,256)
  (Advances to) repayments from loan
    receivable................................        6,661      (25,858)      47,950      --           --
  Advances from (repayment of) long-term
    debt......................................     (289,419)    (172,267)     453,346     (30,606)     399,963
  Advances from (repayment of) loan payable...      (13,232)    (290,558)    (320,320)    626,406       13,238
  Advances (repayments) of bank
    indebtedness..............................      753,239      929,687    1,504,150     294,224       43,158
  Redemption of Class A shares................      --           --           --         (509,115)      --
                                                -----------  -----------  -----------  -----------  -----------
Net cash flow (used in) provided by financing
  activities..................................      447,159      422,431    1,562,022     786,418      (24,523)
                                                -----------  -----------  -----------  -----------  -----------
Effect of foreign currency exchange rate
  changes.....................................       22,855     (164,989)      94,334     (42,063)     (92,001)
                                                -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in cash and cash
  equivalents.................................       (8,830)     (34,262)     (23,846)    (12,998)     (51,950)
  Beginning of period/year....................       28,155       52,001       52,001      64,999      116,949
                                                -----------  -----------  -----------  -----------  -----------
  End of period/year..........................       19,325       17,739       28,155      52,001       64,999
                                                -----------  -----------  -----------  -----------  -----------
                                                -----------  -----------  -----------  -----------  -----------
Supplemental disclosure of cash flow
  information
Cash paid (received) during the year
  Interest....................................      127,505      107,508      317,784     279,004      306,273
                                                -----------  -----------  -----------  -----------  -----------
                                                -----------  -----------  -----------  -----------  -----------
  Income taxes................................      110,000       95,000      358,315     116,460     (126,004)
                                                -----------  -----------  -----------  -----------  -----------
                                                -----------  -----------  -----------  -----------  -----------

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                       (AMOUNTS EXPRESSED IN US DOLLARS)


                                                                    COMMON STOCK       CUMULATIVE
                                                               ----------------------   RETAINED    TRANSLATION
                                                                 NUMBER      AMOUNT     EARNINGS    ADJUSTMENTS
                                                               ----------  ----------  -----------  -----------
                                                                               $            $            $
Balance (deficit) January 31, 1995...........................      91,292   1,934,713   (1,159,229)      45,108
Foreign currency translation.................................      --          --          --                25
Net income for the year......................................      --          --          726,397      --
                                                               ----------  ----------  -----------  -----------
Balance January 31, 1996.....................................      91,292   1,934,713     (432,832)      45,133
Foreign currency translation.................................                                            28,589
Net income for the year......................................      --          --          696,778
Redemption of shares over stated capital.....................         (25)        (18)    (509,697)     --
                                                               ----------  ----------  -----------  -----------
Balance January 31, 1997.....................................      91,267   1,934,695     (245,151)      73,722
Foreign currency translation.................................                                          (169,099)
Net income for the year......................................      --          --          863,331
                                                               ----------  ----------  -----------  -----------
Balance January 31, 1998.....................................      91,267   1,934,695      618,180      (95,377)
Foreign Currency translation.................................      --          --          --          (101,273)
Net Income for the period....................................      --          --          607,352      --
                                                               ----------  ----------  -----------  -----------
Balance July 31, 1998........................................      91,267   1,934,695    1,225,532     (196,650)
                                                               ----------  ----------  -----------  -----------
                                                               ----------  ----------  -----------  -----------

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                       (AMOUNTS EXPRESSED IN US DOLLARS)

1. BASIS OF COMBINED FINANCIAL STATEMENTS PRESENTATION


    A) The financial statements for the six months ended July 31, 1998 and 1997 are unaudited. The interim results are not necessarily indicative of the results for any future period. In the opinion of management, the data in the financial statements reflects all adjustments necessary for a fair presentation of the results of the interim period disclosed. All adjustments are of a normal and recurring nature.



    B) BASIS OF PRESENTATION



    These financial statements combine the accounts of an affiliated company, which is under common control, Thermoplus Air Inc., and the consolidated financial statements of 159653 Canada Inc., comprised of its wholly-owned subsidiary Dectron Inc. and Dectron's wholly-owned subsidiaries, Fiber Mobile Ltd., Dectron U.S.A. Inc. and its majority interest in Refplus Inc. All material intercompany accounts and transactions have been eliminated.



    C) PRINCIPAL ACTIVITIES


    The companies 159653 Canada Inc., Dectron Inc., Ref Plus Inc., Thermoplus Air Inc., Dectron U.S.A. Inc. and Fibermobile Ltd. were incorporated in Canada on December 21, 1987, June 7, 1977, September 15, 1993, March 6, 1991, May 23,
1994, June 30, 1988 respectively.

    The companies are principally engaged in the production of dehumidification, refrigeration, indoor air quality (IAQ) ventilation and air conditioning systems in Canada and its distribution in Canada and the United States of America The activity of 159653 Canada Inc. is immaterial in the aggregate, as its only activity is to hold the investment in Dectron Inc.


    D) CASH AND CASH EQUIVALENTS


    Cash and cash equivalents include cash on hand, amounts due from banks and any other highly liquid investments purchased with a maturity of three months or less. The carrying amounts approximates fair value because of the short maturity of these instruments.


    E) OTHER CURRENT FINANCIAL INSTRUMENTS


    The carrying amount of the companies' accounts receivables and payables approximates fair value because of the short maturity of these instruments.


    F) LONG-TERM FINANCIAL INSTRUMENTS



    The fair value of each of the companies' long-term financial assets and debt instruments is based on the amount of future cash flows associated with each instrument, discounted using an estimate of what the companies' current borrowing rate for similar instruments of comparable maturity would be.



    G) INVENTORY


    Inventory is valued at the lower of cost or market. Cost is determined on the first-in, first-out basis.

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

1. BASIS OF COMBINED FINANCIAL STATEMENTS PRESENTATION (CONTINUED)

    H) PROPERTY, PLANT AND EQUIPMENT


    Property, plant and equipment are recorded at cost and are amortized on the basis over their estimated useful lives at the undernoted rates and methods:

Building                              5%         Declining balance
Machinery and equipment               10%        Straight line or 20% declining
                                                 balance
Furniture and fixtures                10%        Straight line or 20% declining
                                                 balance
Computers                             15%        Straight line or 30% declining
                                                 balance
Leasehold improvements                20%        Straight line
Automobile                            30%        Straight line
Moulds and dies                       20%        Straight line
Equipment under capital lease         30%        Declining balance

    Amortization for assets acquired during the year are recorded at one half of the indicated rates which approximates when they were put into use.


    I) GOODWILL


    Goodwill is the excess of cost over the value of net assets acquired. It is amortized on the straight line basis over ten years.


    J) INCOME TAXES


    The company accounts for income taxes under the provisions of statement of financial accounting standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements and tax returns. Deferred income taxes are provided using the liability method. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statements bases of assets and liabilities.


    K) DEFERRED REVENUE


    The company has sold extended warranty contracts covering a period of four years beyond the one year basic guarantee. The deferred revenue is recognized as income over the four year period on a straight line basis commencing one year from the sale of the contracts.


    L) The company maintains its books and records in Canadian dollars. Foreign currency translations are translated using the temporal method. Under this method, all monetary items are translated into Canadian funds at the rate of exchange prevailing at balance sheet date. Non-monetary items are translated at historical rates. Income and expenses are translated at the rate in effect on the transaction dates. Transactions gains and losses are included in the determination of earnings for the year/period.


    The translation of the combined financial statements from Canadian dollars ("CDN $") to United States dollars is performed for the convenience of the reader. Balance sheet accounts are translated using closing exchange rates in effect at the balance sheet date and income and expense accounts are translated

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

1. BASIS OF COMBINED FINANCIAL STATEMENTS PRESENTATION (CONTINUED) using an average exchange rate prevailing during each reporting period. No representation is made that the Canadian dollar amounts could have been, or could be, converted in United States dollars at the rates on the respective dates and or at any other certain rates. Adjustments resulting from the translation are included in the cumulative translation adjustments in stockholders' equity.


    M) NET INCOME PER WEIGHTED AVERAGE COMMON STOCK


    Net income per common stock is computed by dividing net income for the year by the weighted average number of common stock outstanding during the year.


    N) USE OF ESTIMATES


    The preparation of combined financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that effect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.


    O) GOVERNMENT ASSISTANCE AND INVESTMENT TAX CREDITS


    Government assistance and investment tax credits are recorded on the accrual basis and are accounted for as a reduction of related current or capital expenditures.

2. ACCOUNTS RECEIVABLE


                                                       JULY 31,
                                                         1997      JANUARY 31,   JANUARY 31,
                                                     ------------      1998          1997
                                         JULY 31,         $        ------------  ------------
                                           1998      (UNAUDITED)        $             $
                                       ------------    (NOTE 1)
                                            $
                                       (UNAUDITED)
                                         (NOTE 1)
Accounts receivable..................     4,388,381     3,837,077     3,105,239     2,701,546
Less: Allowance for doubtful
  accounts...........................        57,720        41,760        61,410        42,730
                                       ------------  ------------  ------------  ------------
Accounts receivable--net.............     4,330,661     3,795,317     3,043,829     2,658,816
                                       ------------  ------------  ------------  ------------
                                       ------------  ------------  ------------  ------------

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

3. INVENTORY

    Inventory is comprised of the following:


                                                       JULY 31,
                                                         1997      JANUARY 31,   JANUARY 31,
                                                     ------------      1998          1997
                                         JULY 31,         $        ------------  ------------
                                           1998      (UNAUDITED)        $             $
                                       ------------    (NOTE 1)
                                            $
                                       (UNAUDITED)
                                         (NOTE 1)
Raw materials........................     1,983,630     1,865,365     2,247,631     1,580,976
Work-in-process......................       511,972       487,865       580,112       413,486
Finished goods.......................       873,455       603,095       989,705       511,148
                                       ------------  ------------  ------------  ------------
                                          3,369,057     2,956,325     3,817,448     2,505,610
                                       ------------  ------------  ------------  ------------
                                       ------------  ------------  ------------  ------------


4. LOANS RECEIVABLE

    Loans receivable consists of the following:


                                                          JULY 31,
                                                            1997      JANUARY 31,  JANUARY 31,
                                                        ------------     1998         1997
                                            JULY 31,         $        -----------  -----------
                                              1998      (UNAUDITED)        $            $
                                          ------------    (NOTE 1)
                                               $
                                          (UNAUDITED)
                                            (NOTE 1)
Loan receivable--private company
  (secured).............................        61,102       108,886      63,467      111,417
Loan receivable--corporate shareholders
  (unsecured)...........................       111,051        33,647     115,347        5,258
                                          ------------  ------------  -----------  -----------
                                               172,153       142,533     178,814      116,675
Current portion.........................        84,055       --           87,306       --
                                          ------------  ------------  -----------  -----------
                                                88,098       142,533      91,508      116,675
                                          ------------  ------------  -----------  -----------
                                          ------------  ------------  -----------  -----------


    These loans are non-interest bearing with no specific terms of repayment except for the current portion of which is expected to be repaid prior to January 31, 1999 and the balance is not expected to be received prior than February 1, 1999.

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

5. PROPERTY, PLANT AND EQUIPMENT


                                                                 JULY 31,
                                                                   1997      JANUARY 31,   JANUARY 31,
                                                               ------------      1998          1997
                                                   JULY 31,         $        ------------  ------------
                                                     1998      (UNAUDITED)        $             $
                                                 ------------    (NOTE 1)
                                                      $
                                                 (UNAUDITED)
                                                   (NOTE 1)
Land...........................................       229,843       141,478       238,733       380,956
Building.......................................     1,679,076       925,363     1,732,386       946,866
Machinery and manufacturing equipment..........     3,385,973     2,585,182     2,983,063     2,408,142
Furniture and fixtures.........................       338,446       325,900       322,367       311,007
Computers......................................       615,104       535,360       529,722       498,861
Automobile.....................................        26,851         5,907        15,181         6,045
Leasehold improvements.........................       340,140       410,839       340,833       403,283
Equipment under capital lease..................       --             20,405        52,139        20,879
                                                 ------------  ------------  ------------  ------------
Cost...........................................     6,615,433     4,950,434     6,214,424     4,976,039
                                                 ------------  ------------  ------------  ------------
Less accumulated depreciation and amortization:
Building.......................................       195,488       145,498       174,779       139,016
Machinery and manufacturing equipment..........     1,106,564       882,206     1,005,575       827,241
Furniture and fixtures.........................       237,181       231,909       234,100       227,853
Computers......................................       413,313       361,731       381,279       347,886
Automobile.....................................         7,435         5,907         2,087         6,045
Leasehold improvement..........................       288,044       314,205       287,696       308,762
Equipment under capital lease..................       --             11,562        17,823        10,189
                                                 ------------  ------------  ------------  ------------
                                                    2,248,025     1,953,018     2,103,339     1,866,992
                                                 ------------  ------------  ------------  ------------
Net............................................     4,367,408     2,997,416     4,111,085     3,109,047
                                                 ------------  ------------  ------------  ------------
                                                 ------------  ------------  ------------  ------------


6. GOODWILL


                                                                   JULY 31,
                                                                     1997      JANUARY 31,  JANUARY 31,
                                                                  -----------     1998         1997
                                                      JULY 31,         $       -----------  -----------
                                                        1998      (UNAUDITED)       $            $
                                                     -----------   (NOTE 1)
                                                          $
                                                     (UNAUDITED)
                                                      (NOTE 1)
Cost...............................................   $  53,588    $  58,782    $  55,660    $  60,148
Less: Accumulated amortization.....................      13,396        8,817       11,132        6,015
                                                     -----------  -----------  -----------  -----------
Net................................................      40,192       49,965       44,528       54,133
                                                     -----------  -----------  -----------  -----------
                                                     -----------  -----------  -----------  -----------

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

7. BANK INDEBTEDNESS

    The bank loan bears interest at the banks prime lending rate plus 1/2% per annum (prime plus 1 1/2% at January 31, 1997) with interest payable monthly.


    The bank indebtedness is secured by a general assignment of book debts, pledge of inventory under Section 427 of the Bank Act of Canada, general security agreements providing a first floating charge over all assets. An amount of $4,122,000 secured by all assets of the company including a first ranking security in the amount of $3,435,000 on the proceeds of all risks insurance on the property.


    The company finances its operations mainly through the use of Bankers Acceptance bearing an average lending rate of prime.

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES


                                                           JULY 31,     JULY 31,    JANUARY 31,  JANUARY 31,
                                                             1998         1997         1998         1997
                                                          -----------  -----------  -----------  -----------
                                                               $            $            $            $
                                                          (UNAUDITED)  (UNAUDITED)
                                                           (NOTE 1)     (NOTE 1)
Accounts payable and accrued expenses are comprised of
  the following:
  Trade payable.........................................   1,624,708    1,385,792    1,285,294    1,015,118
  Accrued expenses......................................     764,568      732,077      678,986      639,993
                                                          -----------  -----------  -----------  -----------
                                                           2,389,276    2,117,869    1,964,280    1,655,111
                                                          -----------  -----------  -----------  -----------
                                                          -----------  -----------  -----------  -----------


9. LONG-TERM DEBT


                                                               JULY 31,      JULY 31,    JANUARY 31,   JANUARY 31,
                                                                 1998          1997          1998          1997
                                                             ------------  ------------  ------------  ------------
                                                                  $             $             $             $
                                                             (UNAUDITED)   (UNAUDITED)
                                                               (NOTE 1)      (NOTE 1)
       a)  Balance of sale secured by land and building
             plus rent, present and future on the building,
             without interest, repayable in semi-annual
             repayment of $40,078 due April and October.
             Maturing October 2000.........................       192,913       --            240,451       --
       b)  Immigration loan secured by a first ranking
             universal hypothec on the universality of the
             property, moveable and immovable, present and
             future and corporeal and incorporeal, bearing
             interest at 5.21% per annum due on November
             2002..........................................       462,994       --            480,901       --
                                                             ------------                ------------

           Balance Carried Forward.........................       655,907       --            721,352       --

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

9. LONG-TERM DEBT (CONTINUED)


                                                               JULY 31,      JULY 31,    JANUARY 31,   JANUARY 31,
                                                                 1998          1997          1998          1997
                                                             ------------  ------------  ------------  ------------
                                                                  $             $             $             $
                                                             (UNAUDITED)   (UNAUDITED)
                                                               (NOTE 1)      (NOTE 1)
                                                    ---------  ---------  ---------  ---------
           Balance Brought Forward................    655,907     --        721,352     --

       c)  Bank term loan bearing interest at
             prime plus 1% per annum repayable in
             monthly capital repayment of $1,540.
             Maturing April 2002..................     66,692     --         78,509     --
       d)  Bank loan, bearing interest bank prime
             rate plus 1% repayable in monthly
             instalments of $5,224 and a last
             instalment of $5,229 plus interest.
             Maturing on November 1, 2001.........    201,183     --        240,308     --
       e)  Loan secured by providing land and a
             personal guarantee from a director as
             collateral bearing interest at prime
             plus 1% repayable by monthly capital
             repayments of $1,374.................     42,806     64,368     52,706     74,773
       f)  The loan from Societe Developpement
             Industriel du Quebec bearing interest
             at a rate approximately prime plus
             1.50% which is deferred and
             capitalized for the minimum of either
             12 months or when the accumulated
             interest is greater than 10% of the
             loan advance, repayable in annual
             payments commencing June 30, 1997 at
             a rate of 15% of the prior year's net
             income to a maximum of $34,350 per
             annum................................    109,739    149,716    113,983    160,293
       g)  Bank term loan secured by machinery and
             equipment bearing interest at prime
             plus 1.75% repayable in monthly
             capital repayment of $2,863. Maturing
             May 2000.............................     27,558     66,507     45,800     86,612
       h)  Small business loan payable, secured by
             machinery and equipment, repayable in
             monthly instalments of $2,542 plus
             interest at prime plus 1.75%.
             Maturing February 2000...............     47,622     84,452     63,479    105,642
                                                    ---------  ---------  ---------  ---------
           Balance Carried Forward................  1,151,507    365,043  1,316,137    427,320
                                                    ---------  ---------  ---------  ---------

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

9. LONG-TERM DEBT (CONTINUED)


                                                               JULY 31,      JULY 31,    JANUARY 31,   JANUARY 31,
                                                                 1998          1997          1998          1997
                                                             ------------  ------------  ------------  ------------
                                                                  $             $             $             $
                                                             (UNAUDITED)   (UNAUDITED)
                                                               (NOTE 1)      (NOTE 1)

           Balance Brought Forward................  1,151,507    365,043  1,316,137    427,320

       i)  Small business investment loan secured
             by a hypothec on specific equipment
             plus a personal guarantee from a
             director of the company bearing
             interest at prime plus 1.75%
             repayable by monthly capital
             instalments of $2,046................     87,980    107,308    103,652    136,313
       j)  Bank term loan secured by a first
             ranking universal hypothec on the
             universality of the property,
             moveable and immoveable, present and
             future and corporeal and incorporeal,
             bearing interest at 7.99% per annum
             repayable in monthly capital
             repayments of $574 plus a final
             repayment of $69,205 in December
             2002.................................     95,347     --        102,477     --
       k)  Loan secured by a universal hypothec on
             land and building, plus floating
             charge on all other assets bearing
             interest at prime plus 4% repayable
             by monthly capital repayment of
             $1,718...............................    132,284    170,500    147,705    180,030
       l)  Loan secured by a first and fixed
             mortgage charge on the land and
             building and a floating charge on all
             other assets, bearing interest at
             9 1/2% repayable by monthly capital
             repayments of $6,870.................    224,883    348,255    274,801    378,619
       m)  Bank term loan secured by equipment
             bearing interest at prime plus 1.75%
             repayable by monthly capital
             repayments of $3,094 repaid during
             the year.............................     --        129,991     --        151,572
       n)  Bank term loan secured by equipment
             bearing interest at prime plus 2%
             repayable by monthly capital
             repayments of $3,772 repaid during
             the year.............................     --        145,106     --        170,750
                                                    ---------  ---------  ---------  ---------
           Balance Carried Forward................  1,692,001  1,266,203  1,944,772  1,444,604
                                                    ---------  ---------  ---------  ---------

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

9. LONG-TERM DEBT (CONTINUED)


                                                               JULY 31,      JULY 31,    JANUARY 31,   JANUARY 31,
                                                                 1998          1997          1998          1997
                                                             ------------  ------------  ------------  ------------
                                                                  $             $             $             $
                                                             (UNAUDITED)   (UNAUDITED)
                                                               (NOTE 1)      (NOTE 1)
           Balance Brought Forward................  1,692,001  1,266,203  1,944,772  1,444,604
       o)  Loan payable secured by Fonds D'Alde
             Aux Entreprise bearing interest at
             10.50% repayable in 60 monthly
             instalments once accumulated interest
             reaches 30% of loan repaid during the
             year.................................     --         87,789     --         89,829
       p)  Other..................................     10,080     11,895     46,728      3,721
                                                    ---------  ---------  ---------  ---------
                                                    1,702,081  1,365,887  1,991,500  1,538,154
           Less: Current portion..................    411,211    396,858    427,116    406,080
                                                    ---------  ---------  ---------  ---------
                                                    1,290,870    969,029  1,564,384  1,132,074
                                                    ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------



    Future principal payment obligations are as follows:



                                                               JULY 31,      JULY 31,    JANUARY 31,   JANUARY 31,
                                                                 1998          1997          1998          1997
                                                             ------------  ------------  ------------  ------------
                                                                  $             $             $             $
                                                             (UNAUDITED)   (UNAUDITED)
                                                               (NOTE 1)      (NOTE 1)
           1998............................................       --            396,858       --            406,080
           1999............................................       411,211       397,613       427,116       406,852
           2000............................................       389,637       319,782       404,707       327,212
           2001............................................       343,019       241,823       356,286       247,442
           2002............................................       165,748         9,811       172,159        77,420
           2003............................................       392,466       --            586,577        73,148
           Subsequent to 2003..............................       --            --             44,655       --
                                                             ------------  ------------  ------------  ------------
                                                                1,702,081     1,365,887     1,991,500     1,538,154
                                                             ------------  ------------  ------------  ------------
                                                             ------------  ------------  ------------  ------------


10. DUE TO DIRECTOR

    The amount due to director is unsecured, non-interest bearing and is due on April 15, 2002.

11. OTHER LOANS PAYABLE

    These loans payable are non-interest bearing and are not expected to be repaid prior to February 1, 1999. An amount of $268,911 owed to a private company is due on April 15, 2002.

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

12. DEFERRED REVENUE


                                                                JULY 31,     JULY 31,    JANUARY 31,  JANUARY 31,
                                                                  1998         1997         1998         1997
                                                               -----------  -----------  -----------  -----------
                                                                    $            $            $            $
                                                               (UNAUDITED)  (UNAUDITED)
                                                                (NOTE 1)     (NOTE 1)
Deferred revenue.............................................     648,404      535,447      597,915      487,636
Current portion..............................................     116,490      127,781      127,857      114,235
                                                               -----------  -----------  -----------  -----------
                                                                  531,914      407,766      470,058      373,401
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------

Deferred revenue will be recognized as income as follows:
1998.........................................................      --          127,781       --          114,235
1999.........................................................     116,490      112,387      127,857      130,751
2000.........................................................     123,096       89,742      184,327      113,976
2001.........................................................     177,463       42,703      136,482       84,976
2002.........................................................     131,400      163,934       98,277       43,698
2003.........................................................      99,955       --           50,972       --
                                                               -----------  -----------  -----------  -----------
                                                                  648,404      535,547      597,915      487,636
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------


13. CAPITAL STOCK


    a) Authorized
     159653 Canada Inc.:
     An unlimited number of the following classes of shares without par value:


       Class F preference shares, 1% monthly non-cumulative, non-voting, redeemable at the paid up amount

       Class E preference shares, 1% monthly non-cumulative, voting, redeemable and retractable at the paid up amount

       Class D preference shares, 1% monthly non-cumulative, non-voting, redeemable and retractable at the paid up amount

       Class C preference shares, 1% monthly non-cumulative, voting, redeemable at the paid up amount

       Class B common shares, non-voting

       Class A common shares, voting

    Thermoplus Air Inc.:

    An unlimited number of the following classes of shares without par value:

       Class F preference shares, 10% non-cumulative dividend, non-voting, redeemable at the paid up amount

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

13. CAPITAL STOCK (CONTINUED)
       Class E preference shares, 10% non-cumulative dividend, voting, redeemable and retractable at the paid up amount

       Class D preference shares 10% non-cumulative dividend, non-voting, redeemable and retractable at the paid up amount

       Class C preference shares, 10% non-cumulative dividend, voting, redeemable at the paid up amount

       Class B preference shares, non-cumulative dividend, voting

       Class A common shares

    b) Issued


                                                            JULY 31,     JULY 31,    JANUARY 31,  JANUARY 31,
                                                              1998         1997         1998         1997
                                                           -----------  -----------  -----------  -----------
                                                                $            $            $            $
                                                           (UNAUDITED)  (UNAUDITED)
                                                            (NOTE 1)     (NOTE 1)
Thermoplus Air Inc.
      91,242  Class A common shares......................   1,934,525    1,934,525    1,934,525    1,934,525
      159653  Canada Inc.
   1,571,000  Class D shares.............................         152          152          152          152
          25  Class A shares.............................          18           18           18           18
                                                           -----------  -----------  -----------  -----------
                                                            1,934,695    1,934,695    1,934,695    1,934,695
                                                           -----------  -----------  -----------  -----------
                                                           -----------  -----------  -----------  -----------


    c) Weighted Averaged Number of Common Shares

    For the purpose of determining earnings per shares the weighted average number of common shares has been presented on a pro-forma basis, giving effect to the following subsequent event:

    In March 1998, a newly incorporated holding company, Dectron Internationale Inc. (the Registrant) has planned an initial public offering and the shareholders of the companies will transfer all the outstanding shares of the companies to the Registrant in exchange for 1,750,000 common shares of that company. The transfer will be done in anticipation of an eventual initial public offering. Accordingly, the total weighted average number of common shares on a pro-forma basis is 1,750,000 common shares.

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

14. INCOME TAXES

    Provision for income taxes consists of the following:

                                                                               YEAR ENDED   YEAR ENDED   YEAR ENDED
                                                                               JANUARY 31,  JANUARY 31,  JANUARY 31,
                                                                                  1998         1997         1996
                                                                               -----------  -----------  -----------
                                                                                    $            $            $
       a)  Current...........................................................     531,383      250,284       90,024
           Deferred..........................................................    (126,069)     (26,587)      18,230
                                                                               -----------  -----------  -----------
                                                                                  405,314      223,697      108,254
                                                                               -----------  -----------  -----------
                                                                               -----------  -----------  -----------
       b)  Current income taxes consists of amount calculated at basic
             combined federal and provincial rates...........................     568,446      363,090      (91,974)
           Increase (decrease) resulting from:
           Application of losses carried forward from prior year.............     (20,224)     (43,808)      --
           Small business deduction..........................................     (22,984)     (23,495)     (23,382)
           Manufacturing and processing......................................     (72,051)     (37,955)      --
           Timing differences................................................      84,267       (7,548)     207,312
           Other.............................................................      (6,071)      --           (1,932)
                                                                               -----------  -----------  -----------
                                                                                  531,383      250,284       90,024
                                                                               -----------  -----------  -----------
                                                                               -----------  -----------  -----------

    c) Deferred income taxes represent the tax benefits derived from timing differences between amortization of plant and equipment and recognition of warranty revenue charged to operations and amounts deducted from taxable income.


    d) The income tax provision for the six months period ended July 31, 1998 and 1997 have been estimated at the basic combined Federal and provincial rates.


15. EXTRAORDINARY ITEM

    During the 1996 fiscal year, the company Thermoplus Air Inc. filed a proposal to its creditors under the provision of the Bankruptcy and Insolvency Act which gave full payment to secured creditors who filed a proof of claim. The transaction resulted in a one time forgiveness of debt (net of deferred income taxes of $42,569) in the amount of $1,085,316. The total debts were settled for $175,910.

    Income taxes on the forgiveness and the amounts written off during 1996 amounted to nil due to the application of losses carried forward from prior years.

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)

16. COMMITMENTS

    a) The company is committed to payments under operating leases for its premises totalling $192,097. Annual payments for the next three years are as follows:

                                                                      JANUARY 31,  JANUARY 31,
                                                                         1998         1997
                                                                      -----------  -----------
                                                                           $            $
1998................................................................      --          183,710
1999................................................................      85,810      183,710
2000................................................................      73,037      120,150
2001................................................................      33,250       --
                                                                      -----------  -----------
                                                                         192,097      487,570
                                                                      -----------  -----------
                                                                      -----------  -----------


    b) The company is committed to make monthly payments of $2,680 in a sinking fund which is given as security against the immigration loan. The annual payments for the next five years are $32,160 per year:



17. SEGMENTED INFORMATION



                                               SIX MONTHS ENDED JULY
                                                        31,                      YEAR ENDED JANUARY 31,
                                              ------------------------  ----------------------------------------
                                                              1997          1998          1997          1996
                                                 1998      -----------  ------------  ------------  ------------
                                              -----------       $            $             $             $
                                                   $       (UNAUDITED)
                                              (UNAUDITED)   (NOTE 1)
                                               (NOTE 1)
Breakdown of sales by geographic area is as
  follows:
    Canada..................................   3,641,207    2,768,302      5,698,411     5,003,503     2,148,159
    United States of America................   6,261,384    4,919,760     10,672,438     7,708,910     6,226,856
                                              -----------  -----------  ------------  ------------  ------------
                                               9,902,591    7,688,062     16,730,849    12,712,413     8,375,015
                                              -----------  -----------  ------------  ------------  ------------
                                              -----------  -----------  ------------  ------------  ------------


18. ACQUISITION

    On February 1, 1996 the company acquired a 50.01% interest in Refplus Inc. for $371,195. The acquisition has been accounted for by the purchase method and the results of operations at Refplus Inc. from February 1, 1996 have been included in the combined financial statements.

    The allocation of purchase price is summarized as follows:

Current assets..................................................  $1,766,117
Capital assets..................................................    331,298
Deferred costs..................................................    155,834
Goodwill........................................................     60,147
Liabilities.....................................................  (1,630,405)
Minority interest...............................................   (311,796)
                                                                  ---------
Total acquisition cost..........................................  $ 371,195
                                                                  ---------
                                                                  ---------

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)


19. PROFORMA INFORMATION



    The proforma unaudited consolidated balance sheet as at July 31, 1998 for Dectron Internationale Inc. giving retroactive effect to the acquisitions referred to in note 13(c) as follows:



         a) Dectron Internationale Inc.
           Proforma Consolidated Balance Sheet
           As at July 31, 1998
           (Unaudited)



Assets
  Cash.............................................................  $   19,325
  Accounts receivable..............................................   4,330,661
  Inventory........................................................   3,369,057
  Prepaid expenses and sundry assets...............................     560,102
                                                                     ----------
Total current assets...............................................   8,279,145

  Sinking fund.....................................................      20,636
  Loan receivable (note c).........................................     113,196
  Property, plant and equipment....................................   4,367,408
  Goodwill (note d)................................................     134,822
                                                                     ----------
Total assets.......................................................  $12,915,207
                                                                     ----------
                                                                     ----------
Liabilities
  Bank indebtedness................................................  $3,880,579
  Accounts payable (note c)........................................   2,406,411
  Income taxes payable.............................................     153,980
  Current portion of long term debt................................     411,211
  Deferred revenue.................................................     116,490
                                                                     ----------
Total current liabilities..........................................   6,968,671

  Long term debt...................................................   1,290,870
  Due to shareholders (note f).....................................     348,072
  Due to director..................................................      64,837
  Other loan payable (note g)......................................     690,176
  Deferred revenue.................................................     531,914
  Deferred income taxes............................................     395,352
                                                                     ----------
                                                                     10,289,892
Stockholders' Equity
  Capital stock (note h)...........................................   1,596,433
  Retained earnings................................................   1,225,532
  Cumulative translation adjustments...............................    (196,650)
                                                                     ----------
                                                                      2,625,315
                                                                     ----------
                                                                     $12,915,207
                                                                     ----------
                                                                     ----------

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)


19. PROFORMA INFORMATION (CONTINUED)


         b) Notes to the Proforma consolidated balance sheet
           July 31, 1998
           (Unaudited)



           BASIS OF PRESENTATION



           The proforma consolidated balance sheet reflects the acquisition of the minority interest by Dectron Inc. in Refplus Inc. and the 100% acquisition of Thermoplus Air Inc. The acquisition will be accounted for by the purchase method. All material Inter-company accounts and transactions have been eliminated.



           The proforma consolidated statement of Income and consolidated statement of cash flow is not presented because there is no impact on the earnings of the company and earnings per share.



           The following notes to the proforma consolidated balance sheet are only on items which are significantly changed from the audited combined balance sheet.



         c) Loans receivable



           Loans receivable consists of the following:



Loan receivable--private company (secured)........................  $  61,100
Loan receivable--corporate shareholders (unsecured)...............     52,096
                                                                    ---------
                                                                    $ 133,196
                                                                    ---------
                                                                    ---------



           These loans are non interest bearing with no specific terms of repayment and is not expected to be received prior to February 1, 1999



         d) Goodwill



Cost..................................................................  $ 145,539
Less: accumulated amortization........................................     10,717
                                                                        ---------
                                                                        $ 134,822
                                                                        ---------
                                                                        ---------



         e) Accounts payable and accrued expenses



           Accounts payable and accrued expenses are comprised of the following:



Trade payable...................................................  $1,641,843
Accrued expenses................................................    764,568
                                                                  ---------
                                                                  2,406,411
                                                                  ---------
                                                                  ---------



         f) Due to shareholders



           Due to shareholders are non interest bearing and are payable approximately 90 days subsequent to the proceeds received from the initial public offering except for the principal

                             159653 CANADA INC. AND
                              THERMOPLUS AIR INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                       (AMOUNTS EXPRESSED IN US DOLLARS)


19. PROFORMA INFORMATION (CONTINUED)


           shareholder which is payable by 12 equal consecutive monthly payments of $20,393 beginning approximately 90 days subsequent to the proceeds from the initial public offering.



         g) Other loans payable



           These loans are non interest bearing and are repayable approximately 90 days subsequent to having received the proceeds from the initial public offering except for an amount of $136,009 which is repayable by 12 equal consecutive monthly payments of $11,833 each beginning approximately 90 days subsequent to the proceeds received from the initial public offering. An amount of $258,897 owed to a private company is not due prior to April 15, 2002.



         h) Capital Stock



           The company, Dectron Internationale Inc., is authorized to issue an unlimited number of preferred and common shares without par value.



           Issued



1,750,000 Common shares.........................................  $1,596,433
                                                                  ---------
                                                                  ---------



20. SUPPLEMENTAL INFORMATION



    The registrant Dectron Internationale Inc., was incorporated on March 30, 1998. As at the incorporation date and as at July 31, 1998 the company had no assets or liabilities. As per the corporate restructure the company will own all of the issued and outstanding shares of Dectron Inc., the operating company.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO UNDERWRITER, DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY COMMON STOCK SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Prospectus Summary.............................           1
The Offering...................................           6
Summary Combined Financial Information.........           7
Risk Factors...................................           8
Dilution.......................................          15
Capitalization.................................          16
Use of Proceeds................................          17
Dividend Policy................................          18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          19
Business.......................................          24
Management.....................................          30
Principal Stockholders.........................          34
Certain Transactions...........................          35
Description of Securities......................          37
Tax Aspects of the Offering....................          38
Shares Eligible for Future Sale................          40
Underwriting...................................          41
Legal Matters..................................          43
Experts........................................          43
Additional Information.........................          43
Indemnification of Securities Act
  Liabilities..................................          44
Financial Statements...........................         F-1


                            ------------------------

    UNTIL       , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMPANY'S SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    DECTRON
                              INTERNATIONALE INC.

                        1,000,000 SHARES OF COMMON STOCK

                    1,000,000 COMMON STOCK PURCHASE WARRANTS

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                           J.P. TURNER & COMPANY, LLC
                       KLEIN MAUS AND SHIRE INCORPORATED

                                     , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Bylaws of the Company provide that the Company shall indemnify directors and officers of the Company. The pertinent section of Canadian law is set forth below in full. In addition, upon effectiveness of this registration statement, management intends to obtain officers and directors liability insurance.

    See the second and third paragraphs of Item 28 below for information regarding the position of the Securities and Exchange Commission (the "Commission") with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

    Section 136 of the Canadian Business Corporation Act provides as follows:

        (1) INDEMNIFICATION OF DIRECTORS--A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a stockholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is a party by reason of being or having been a director or officer of such corporation or body corporate, if,

           (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and

           (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she has reasonable grounds for believing that his or her conduct was lawful.

        (2) INDEMNIFICATION--A corporation may, with the approval of the court, indemnify a person referred to in subsection (1) in respect of an action by or behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfills the conditions set out in clauses
    (1)(a) and (b).

        (3) INDEMNIFICATION--Despite anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity;

           (a) was substantially successful on the merits in his or her defense of the action or proceeding; and

           (b) fulfills the conditions set out in clauses (1)(a) and (b).

        (4) LIABILITY INSURANCE--A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person,

           (a) in his or her capacity as a director or officer of the corporation, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation; or

           (b) in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation's request, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

        (5) APPLICATION TO COURT--A Corporation or a person referred to in subsection 91 may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

        (6) INDEMNIFICATION--Upon application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is a statement of the estimated expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee...........................................  $ 6,424.55
NASD Filing Fee................................................    2,700.00
Nasdaq Listing Fees*...........................................   15,000.00
Financial Advisory Fees........................................   96,000.00
Printing Engraving Expenses*...................................   50,000.00
Legal Fees and Expenses*.......................................  138,500.00
Accounting Fees and Expenses*..................................  120,000.00
Blue Sky Fees and Expenses*....................................   70,000.00
Non-Accountable Expense Allowance..............................  243,750.00
Transfer Agent and Registrar Fees and Expenses*................    2,500.00
Miscellaneous*.................................................   28,425.45
                                                                 ----------
Total..........................................................  $773,350.00
                                                                 ----------
                                                                 ----------

------------------------

*   estimate

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


    In the past three years the Company has issued shares of its unregistered securities only in connection with the Restructuring, as described below. The shares issued in the Restructuring were issued without registration pursuant to
Section 4(2) of the Securities Act of 1933.


    Immediately prior to the effective date of the Registration Statement of which this Prospectus forms a part, the Company restructured its corporate structure ("Restructuring"). In order to complete the Restructuring, (i) Dectron, which prior to the Restructuring owned a majority interest in Refplus, acquired the minority interests in Refplus, which included both common stock and preferred stock (and assumed Refplus' loan payables of approximately Cdn$125,000, which amount is reflected in the combined financial statements elsewhere in this Prospectus and is included in the Cdn$1,149,050 number mentioned below), then (ii) Dectron acquired all of the outstanding securities of Thermoplus, which included both Common Stock and preferred stock, and assumed Thermoplus' parent company's loan payables (approximately Cdn$497,000, which amount is included in the Cdn$1,149,050 number mentioned below), then (iii) the Company acquired all of the issued and outstanding securities of Dectron. The Refplus and Thermoplus loans payable represent the repayment of loans made to such companies by their shareholders. In connection with the Restructuring, the Company issued 1,750,000 shares of Common Stock and promissory notes in the aggregate amount of Cdn$1,049,050. Of this amount, Cdn$557,050 (or approximately U.S.$400,000) will be repaid out of the proceeds of this Offering. Of these amounts, an aggregate amount of 1,693,044 shares of Common Stock and promissory notes in the aggregate amount of Cdn$592,000 were issued to Ness Lakdawala, the Company's President, and his affiliates.

ITEM 27. EXHIBITS


    **1.1  Form of Underwriting Agreement
   ***3.1  Bylaws of Registrant
    **3.2  Articles of Incorporation
    **4.1  Form of Underwriters' Warrant
    **4.2  Form of Public Warrant Agreement
   ***4.3  Specimen Common Stock Certificate
   ***4.4  Specimen Warrant Certificate
     *5.1  Opinion of Gersten, Savage, Kaplowitz & Fredericks, LLP
   **10.1  Form of Financial Consulting Agreement
    *10.2  1998 Stock Option Plan
  ***10.3  Lease of Company's Executive offices, 4300 Poirier Blvd., Montreal Quebec H4R-2C5
    *10.4  Form of Employment Agreement with Ness Lakdawala
   **10.5  Form of Shareholder's Restructuring Agreement
    *10.6  Form of Lock Up Agreement
   **21.1  List of Subsidiaries
    *23.1  Consent of Schwartz Levitsky Feldman, independent auditors
    *23.2  Consent of Gersten, Savage, Kaplowitz & Fredericks, LLP (incorporated into Exhibit
           5.1)


------------------------

*   Filed herewith.


**  Previously filed.



*** To be filed by amendment.


ITEM 28. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to any charter provision, by-law, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned small business issuer hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i)To include any Prospectus required by section 10(a)(3) of the Act; (ii)To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

        (4) For determining any liability under the Act, treat the information omitted from the form of Prospectus filed as part of this registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h), under the Act as part of this registration statement as of the time the Commission declared it effective.

        (5) For determining any liability under the Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement at that time as the initial bona fide Offering of those securities.

                                   SIGNATURES


    Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Amendment No. 1 to Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Province of Ontario, Canada on August 25, 1998.


                                DECTRON INTERNATIONALE INC.

                                BY:  /S/ NESS LAKDAWALA
                                     -----------------------------------------
                                     Ness Lakdawala
                                     PRESIDENT AND CHIEF EXECUTIVE OFFICER


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

      /s/ NESS LAKDAWALA        President, Chief Executive   August 25, 1998
 ----------------------------     Officer and Chairman
        Ness Lakdawala

              *                 Executive Vice President     August 25, 1998
 ----------------------------     and Director
       Reinhold Kittler

              *                 Vice President of Human      August 25, 1998
 ----------------------------     Relations and Director
        Roshan Katrak

      /s/ MAURO PARISSI         Chief Financial Officer,     August 25, 1998
 ----------------------------     Secretary and Director
        Mauro Parissi

              *                 Director                     August 25, 1998
 ----------------------------
          Guy Houle

              *                 Executive Vice President     August 25, 1998
 ----------------------------     and Director
       Leena Lakdawala




* By Power of Attorney

                               INDEX TO EXHIBITS


    **1.1  Form of Underwriting Agreement
   ***3.1  The Company's By-Laws
    **3.2  Articles of Incorporation
    **4.1  Form of Underwriters' Warrant
    **4.2  Form of Public Warrant Agreement
   ***4.3  Specimen of Warrant Certificate
   ***4.4  Specimen Common Stock Certificate
     *5.1  Opinion of Gersten, Savage, Kaplowitz & Fredericks, LLP
   **10.1  Form of Financial Consulting Agreement
    *10.2  1998 Stock Option Plan
  ***10.3  Lease of Company's Executive Offices at 4300 Poirier Blvd., Montreal, Quebec
           H4R-2C5
    *10.4  Form of Employment Agreement with Ness Lakdawala
   **10.5  Form of Shareholders' Restructuring Agreement
    *10.6  Form of Lock Up Agreement
   **21.1  List of Subsidiaries
    *23.1  Consent of Schwartz Levitsky Feldman, independent auditors
    *23.2  Consent of Gersten, Savage, Kaplowitz & Fredericks, LLP (incorporated into
           Exhibit 5.1)


------------------------

 *  Filed herewith.


**  Previously filed.



*** To be filed by amendment.